PROSPECTUS

                   Advanced Electronic Support Products, Inc.
                    920,000 Shares of Common Stock Underlying
                920,000 Redeemable Common Stock Purchase Warrants

         This prospectus relates to 920,000 shares of Advanced Electronic Support Products, Inc. common stock that may be offered for sale upon the exercise of our redeemable common stock purchase warrants. Currently, each warrant entitles the holder to purchase one share of common stock at $6.90 per share (subject to adjustment) exercisable through February 12, 2002.

         We may redeem each warrant for $.01 each, on not less than 30 days written notice if the closing bid price for our common stock equals or exceeds $10.50 per share during any 20 consecutive trading day period ending not more than three days prior to the date that the notice of redemption is mailed, and provided there is then a current effective registration statement under the Securities Act of 1933, as amended, with respect to the issuance and sale of common stock underlying the warrants.

         This prospectus also relates to the resale of an aggregate of 160,000 shares of our common stock which may be purchased by the holders of underwriters' warrants issued by us in our February 1997 initial public offering to the underwriters of that offering.

         Our common stock and warrants are quoted on the Nasdaq SmallCap Market under the symbols "AESP" and "AESPW," respectively. On July 27, 2000, the closing prices of our common stock and warrants as quoted on the Nasdaq SmallCap Market were $2 and $11/32 respectively. No warrants may be exercised without the availability of a current prospectus. The holders of the warrants do not have any of the rights, privileges or liabilities of our stockholders prior to warrant exercise.

SEE "RISK FACTORS," BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 28, 2000

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary......................................................     1
Risk Factors............................................................     4
Use of Proceeds.........................................................    10
Market Prices of Common Stock...........................................    11
Capitalization..........................................................    12
Management's Discussion and Analysis or Plan of Operation...............    13
Description of Business.................................................    16
Management..............................................................    24
Principal Stockholders..................................................    27
Certain Transactions....................................................    28
Description of Securities...............................................    29
Plan of Distribution....................................................    31
Legal Matters...........................................................    31
Experts.................................................................    31
Index to Financial Statements...........................................   F-1


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OR OF ANY SALE OF COMMON STOCK.

         IN THIS PROSPECTUS, "AESP" "WE," "US" AND "OUR" REFER TO ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC. AND ITS SUBSIDIARIES.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. This filed material can be read and copied at regional offices of the Securities and Exchange Commission located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information about us and other companies that file electronically with the Securities and Exchange Commission

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

         This prospectus constitutes a part of a post-effective amendment to a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and the shares of common stock offered hereby, reference is made to the registration statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Securities and Exchange Commission.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         STATEMENTS IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE OUR PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND TRENDS AFFECTING OUR BUSINESS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: (I) COMPETITION FROM OTHER MANUFACTURERS AND DISTRIBUTORS OF CONNECTIVITY AND NETWORKING PRODUCTS BOTH NATIONALLY AND INTERNATIONALLY; (II) THE BALANCE OF THE MIX BETWEEN ORIGINAL EQUIPMENT MANUFACTURER SALES (WHICH HAVE COMPARATIVELY LOWER GROSS PROFIT MARGINS WITH LOWER EXPENSES) AND RETAIL SALES (WHICH HAVE COMPARATIVELY HIGHER GROSS PROFIT MARGINS WITH HIGHER EXPENSES) FROM PERIOD TO PERIOD; AND (III) OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND ASSEMBLY OF PRODUCTS AND THE ABSENCE OF SUPPLY AGREEMENTS. THESE AND ADDITIONAL FACTORS ARE DISCUSSED HEREIN. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN INVOLVE AND ARE SUBJECT TO UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS WE MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider in connection with an investment in the common stock and the warrants. You should read the entire prospectus carefully, including "RISK FACTORS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION", the financial statements and the notes to those financial statements.

About Advanced Electronic Support Products, Inc.

         We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at the facility of our subsidiary, Communications Components Company, Inc., or CCCI. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers, customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

Our Mission

         We believe that current industry trends will lead to an increased demand for the use of networking and computer connectivity products designed to maximize and enhance the functionality of computers and create a substantial potential market for our products. Our overriding mission is to design, manufacture and market networking and computer connectivity products which can integrate any computer into any network at any time. Our primary focus is to anticipate technological advancements and consumer preference as far in advance as possible, develop new products and improved features to meet such market demands and transform ideas from concept to market as quickly as possible.

Our History

         In February 1997, we completed our initial public offering and gained the listing of our common stock and warrants on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions:

o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe;

o        In November, 1997, we acquired Dataholding AS (now called Jotec/AESP
         AS), a distributor of connectivity and computer products headquartered in Oslo, Norway;

o In October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine;

o In March 1999, we completed the acquisition of the net assets of CCCI, which manufactures a line of network connectivity products and systems; and

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

o In May, 2000, we acquired the stock of Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line. Lanse had 1999 net sales and net income of approximately $3.2 million and $53,000, respectively.

         Our principal executive offices are located at 1810 N.E. 144th Street, North Miami, Florida 33181, and our telephone number (305) 944-7710.

The Offering

Common stock.........................   920,000 shares of common stock issuable
                                        upon the exercise of 920,000 redeemable
                                        common stock purchase warrants. Each
                                        warrant entitles the registered holder
                                        thereof to purchase one share of common
                                        stock for $6.90 (subject to adjustment)
                                        during the five-year period ending on
                                        February 12, 2002.

Common stock outstanding as of
July 27, 2000........................   3,681,391 shares(1)

Warrants outstanding as of
July 27, 2000........................   920,000 (2)

Warrants exercised as of
July 27, 2000........................   -0-

Common stock outstanding if all
  warrants are exercised.............   4,603,221(1)

Estimated net proceeds if all
  warrants are exercised.............   $5,978,000(2)(3)

Use of proceeds......................   We will receive proceeds from the
                                        exercise of the warrants, and will not
                                        receive any proceeds from the sales of
                                        the shares of common stock underlying
                                        the warrants. The net proceeds from the
                                        exercise of the warrants will be used to pay down our line of credit, for acquisitions and for general corporate purposes. However, no material commitments or binding relating to any acquisitions have been entered into to date. See "USE OF PROCEEDS."

Trading symbol
(NASDAQ SmallCap Market).............  Common stock: "AESP"
                                       Warrants: "AESPW"

------------------

(1) Excludes: (i) an aggregate of 1,547,650 shares of common stock reserved for issuance upon exercise of outstanding options and warrants, and
         (ii) the underwriters' warrants described in (2) below. Includes 294,170 shares issued on May 31, 2000 in connection with the acquisition of Lanse AS by the Company's subsidiary, AESP/Jotec AS.

(2) Does not include the issuance to our underwriters of our February 1997 initial public offering of an option to purchase 80,000 shares of common stock at an exercise price of $7.80 per share plus 80,000 warrants exercisable through February 13, 2002 at a purchase price of $0.165 per warrant to purchase an additional 80,000 shares of common stock for $6.90 per share.

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

(3) Assumes exercise of 920,000 warrants at an exercise price of $6.90 before deducting expenses payable by us as estimated at $370,000, including a 5% warrant solicitation fee which may be payable in connection with the solicitation of the warrants.

Summary Consolidated Financial Data

         The following table sets forth our summary financial data. This table does not represent all of our financial information. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION."

Statement of Operations Data:

                                           Year Ended December 31,       Three Months Ended March 31,
                                                                                  (unaudited)
                                        ----------------------------     ----------------------------
                                            1999            1998             2000            1999
                                        ------------    ------------     ------------    ------------
Net Sales                               $ 26,466,271    $ 21,968,955     $  6,698,759    $  6,445,688
Income (loss) from operations(1)             899,346      (3,374,294)         390,362         666,077
Income (loss) before income taxes(1)         636,280      (4,537,861)         383,010         591,664

Net income (loss)                            387,477      (4,804,812)         247,393         482,964

Earnings (loss) per share:
         Basic                                   .12           (2.10)             .08             .16
         Diluted                                 .10           (2.10)             .06             .15

Weighted average number of shares
 outstanding:
         Basic                             3,173,699       2,284,201        3,264,097       3,111,408
         Diluted                           4,026,798       2,284,201        3,888,392       3,282,439

(1) During the 1998 periods, we recorded a pre-tax write-off of $2.1 million relating to our Russian inventory and receivables.

Balance Sheet Data:

                                                     As of
                          As of                  March 31, 2000
                     December 31, 1999            (unaudited)
                        -----------        --------------------------
                           Actual            Actual      As Adjusted(1)
                        -----------        --------------------------
Working capital         $ 4,653,422        $ 5,290,815    $11,268,815
Total assets             12,488,166         13,683,493     17,517,022
Long term liabilities       228,758            230,136        230,136
Total liabilities         6,581,500          7,228,982      5,084,511
Shareholders' equity      5,906,666          6,454,511     12,432,511


(1) Reflects the estimated net proceeds if all 920,000 of the outstanding Warrants are exercised and the net proceeds thereof were utilized as set forth in "Use of Proceeds."

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

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

          THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AESP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION INCORPORATED BY REFERENCE, AND INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FROM TIME TO TIME. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

Forward Looking Statements

         The words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

We Recently Had an Operating Loss and Sufficient Cash Flow Is Uncertain

         We incurred a net loss of $4,804,812 for the year ended December 31, 1998. Although our net income for the year ended December 31, 1999 was approximately $387,000, we expect our expenses to increase as we seek to further grow our business and as our business expands. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may be unable to sustain our recent profitability. We believe that operating cash flow generated through existing customers and business activities, current cash and cash equivalents and funds available from our $3.5 million line of credit, will be sufficient to fund operating cash flow needs and capital expenditures over the next twelve months. However, the proceeds of this offering, or other acceptable financing, will likely be required for acquisitions. If we are unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, our business will be materially and adversely affected.

Our Operating Results May Fluctuate

         Our quarterly and annual operating results are impacted by many factors, including the timing of orders and the availability of inventory to meet customer requirements. A large portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term purchase orders or commitments from our customers, we must anticipate the future volume of orders based upon the historic purchasing patterns of our customers and upon our discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a large customer or a group of customers could have a material adverse impact on our business, financial condition and results of operations.

We May Not Be Profitable in the Future or Pay Dividends

         We can make no assurances that our future operations will be profitable. Should our operations be profitable, it is likely that we would retain our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to declare or pay cash dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Our Industry Experiences Rapid Technological Change

         In general, the computer industry is characterized by rapidly changing technology. We must continuously update our existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render existing products obsolete. These products must be compatible with the computers and other products with which they are used. Our future prospects are dependent in part on our ability to develop new products that address new technologies and achieve market acceptance. We may not be successful in these efforts. If we were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on our results of operations. In addition, due to the uncertainties associated with the evolving markets which we address, we may not be able to respond effectively to product demands, fluctuations, or to changing technologies or customer requirements and specifications.

The Computer Industry Is Cyclical

         The computer industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, distributors and retailers of computers and computer-related products. General economic downturns have traditionally had adverse effects upon the computer-related industry due to the restrictions on expenses for products of this industry during recessionary periods. We may not be able to predict or respond to such cycles within the industry.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

We Are Dependent on Third Parties for Manufacturing and Assembly; There Are No Supply Agreements

         We are dependent on a number of manufacturers, both domestic and foreign, for the manufacture and assembly of our products pursuant to our design specifications. Although we purchase our products from several different manufacturers, we often rely on an individual manufacturer to produce a particular line of products. Although we have several different product lines, and despite our efforts to minimize such reliance by having other manufacturers available should the need arise, these manufacturers are currently not bound by contract other than by individual purchase orders to supply us with these products. The loss of one or more manufacturers of original equipment manufacturer products may have a material adverse impact on our business. While most of the connectivity products sold by us are available from multiple sources, we may not be able to replace lost manufacturers of connectivity products with others offering products of the same quality, with timely delivery and/or similar terms.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide us with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

We Utilize Foreign Suppliers and Manufacturers

         Most of the components we utilize in the manufacture and assembly of our products are obtained from foreign countries and a majority of our products are manufactured or assembled in foreign countries, such as the United Kingdom, China and Taiwan. The risks of doing business with companies in these areas include potential adverse changes in the diplomatic relations of foreign countries with the United States, changes in the relative purchasing power of the United States dollar, hostility from local populations, changes in exchange controls and the instability of foreign governments, increases in tariffs or duties, changes in China's or other countries' most favored nation trading status, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to import quotas on products from foreign countries and anti-dumping legislation, any of which could result in delays in manufacturing, assembly and shipment and our inability to obtain supplies and finished products. Alternative sources of supply, manufacture or assembly may be more expensive. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. Although we have not encountered significant difficulties in our transactions with foreign suppliers and manufacturers in the past, we may encounter such difficulties in the future.

There May Be Fluctuation in Exchange Rates Which Could Affect Our Prices

         The majority of our suppliers of components, manufacturers, and assemblers are foreign, and although all price quotations and payments with those entities are made in U.S. dollars, fluctuations in exchange rates could alter the price charged by these foreign suppliers, manufacturers and assemblers, and depending on the level of such exchange rate fluctuations, such price fluctuations could adversely affect our performance. Although the majority of our sales are made to customers in the United States and Europe, and although all price quotations and payments from customers are made in U.S. dollars, the same risks of adverse exchange rate fluctuations which are present with suppliers, manufacturers and assemblers (as set forth above) are also present in transactions with customers. We do not have a formal exchange risk management program nor do we engage in hedging activities with respect to exchange rate fluctuations because all price quotations and payments are made in U.S. dollars, which we believe helps reduce but does not eliminate the risk attendant to fluctuations in exchange rates.

We Are Dependent on Third Parties for Distribution

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. Internationally, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers, as well as to original equipment manufacturer customers. Accordingly, we are dependent on the continued viability and financial stability of our resellers. Our resellers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resellers may discontinue purchasing our products or providing our products with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resellers could have a material adverse effect on our results of operations.

We Are Dependent on Significant Customers

         No customer accounted for more than 10 percent of our net sales for the year ended 1999 and for the three months ended March 31, 2000. Our top 10 customers accounted for approximately 32% and 35%, respectively, of our net sales for the year ended 1999 and for the three months ended March 31, 2000. The loss of one or more significant customers could have a material adverse effect on our business and results of operations.

We Maintain Significant Inventory

         Although we monitor our inventory on a regular basis, we need to maintain a significant inventory in order to ensure prompt response to orders and to avoid backlogs. We may need to hold such inventory over long periods of time and the capital necessary to hold such inventory restricts the funds available for other corporate purposes. Holding inventory over long periods of time increases the risk of inventory obsolescence. A significant amount of obsolete inventory could have a material adverse affect on our business and our results of operations.

We Compete with Many Companies

         We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than we do. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Our Growth Strategy Includes Future Acquisitions: We May Not Be Able to Complete Any Acquisitions on Suitable Terms

         One element of our growth strategy involves growth through the acquisition of other companies, assets and/or product lines that would complement or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base. Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in our credit agreement, which restrictions include maintaining certain minimum ratios of assets versus liabilities and not permitting any indebtedness, guarantees or liens which would materially affect our ability to repay our loan to the bank. In addition, acquisitions involve risks that could adversely affect our operating results, including the assimilation of the operations and personnel of acquired companies, the possible amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete any acquisitions on suitable terms. No material commitments or binding agreements have been entered into to date and we may not complete any acquisitions. Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders generally will not be entitled to vote upon such acquisitions.

Our Credit Facility Imposes Restrictions

         We have a $3,500,000 credit facility with a financial institution. The agreement governing the line of credit contains covenants that impose limitations on us, limits our borrowings based upon a borrowing base formula tied to the value of our accounts receivable and inventory from time to time, and requires us to be in compliance with certain financial ratios. If we fail to make required payments, or if we fail to comply with the various covenants contained in our agreement, the lender may be able to accelerate the maturity of such indebtedness. As of December 31, 1999, we were not in compliance with the required financial ratios for our credit facility. We received a waiver of this non-monetary default as of December 31, 1999. We believe that we are presently in compliance with the required financial ratios and all other covenants under our credit facility agreement. Our U.S. receivables, inventory and other assets are pledged to the lender to secure our revolving line of credit. We expect to renew the revolving line of credit agreement prior to its expiration on September 2, 2000, although no assurance can be given that such renewal can be obtained, or if obtained, upon terms favorable to us. We may use the credit facility along with any potential proceeds from the exercise of the warrants for, among other purposes, acquisitions of other companies and/or inventories assisting in our potential growth. To the extent that there is an increase in interest rates, or present borrowing arrangements are no longer available, our future growth could be adversely impacted.

We Rely on Executive Officers and Key Employees

         Our continued success is dependent to a significant degree upon the services of Slav Stein and Roman Briskin and upon our ability to attract and retain qualified personnel experienced in the various phases of our business. Our ability to operate successfully could be jeopardized if one or more of our executive officers were unavailable and capable successors were not found.

Our Principal Shareholders May Control Us Through the Election of the Entire Board of Directors

         Assuming no exercise of the warrants or other outstanding warrants and options, Messrs. Stein and Briskin own 1,612,014 shares of our common stock, representing approximately 43.8% of our outstanding common stock. Since our Articles of Incorporation and Bylaws do not provide for cumulative voting, as a result of their ownership of these securities, Messrs. Stein and Briskin are effectively able to control us through the election of our entire Board of Directors.

We May Redeem the Warrants and this May Dilute Our Existing Shareholders

         We may redeem the warrants at any time at a price of $.01 per warrant upon thirty days' prior written notice to the holders thereof, if the average closing bid price for our common stock equals or exceeds $10.50 for the twenty consecutive trading days ending on the third day prior to the date of notice of redemption. If we redeem the warrants, warrant holders will have thirty days during which they may exercise their rights to purchase shares of common stock. In the event a current prospectus is not available, the warrants may not be exercised and we will be precluded from redeeming the warrants. If holders of the warrants elect not to exercise them upon notice of redemption thereof, and the warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying common stock as of such date and the exercise price of such warrants, as well as any possible future price appreciation in the common stock. As a result of an exercise of the warrants, existing shareholders would be diluted and the market price of the common stock may be adversely affected. If a warrant holder fails to exercise his rights under the warrants prior to the date set for redemption, then the warrant holder will be entitled to receive only the redemption price, $.01 per warrant.

A Current Prospectus and State Blue Sky Registration May Be Required for the Exercise of the Warrants

         We will be able to issue shares of our common stock upon the exercise of the warrants only if (i) there is a current prospectus relating to our common stock issuable upon exercise of the warrants under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such common stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdiction in which the various holders of warrants reside. After a registration statement becomes effective, it may require continuous updating by the filing of post-effective amendments. A post-effective amendment is required (i) when, for a prospectus that is used more than 9 months after the effective date of the registration statement, the information contained therein (including the audited financial statements) is as of a date more than 16 months prior to the use of the prospectus, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement. We intend to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities laws may permit the warrants to be transferred to purchasers in states other than those in which the warrants were initially qualified. We will be prevented, however, from issuing common stock upon exercise of the warrants in those states where exemptions are unavailable and we have failed to qualify the common stock issuable upon exercise of the warrants. We may decide not to seek, or may not be able to obtain qualification of the issuance of such common stock in all of the states in which the ultimate purchasers of the warrants reside. In such a case, the warrants of those purchasers will expire and have no value if such warrants cannot be exercised or sold. Accordingly, the market for the warrants may be limited because of the foregoing requirements.

Our Stock May Be Subject to Great Price Volatility

         The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market generally, and technology-related securities in particular, may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the common stock.

Anti-takeover Provisions May Discourage Certain Transactions

         Our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of us. In addition, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. In addition, our executive officers (Messrs. Stein and Briskin) have provisions in their employment agreements requiring us to pay each $750,000 in the event of a change in control of our company. Furthermore, such payments which exceed a certain level of compensation may not be deductible by us for federal corporate income tax purposes. The ability to issue preferred stock and the change in control payments could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

We May Make Adjustments to the Warrant Exercise Price and Exercise Date

         We, in our sole discretion, and in accordance with the terms of our warrant agreement with our warrant agent, may reduce the exercise price of the warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and our need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us and possibly adversely affect the market price of our securities.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from exercises of the 920,000 warrants to repay the line of credit, fund acquisitions and for general corporate purposes. There can be no assurance that any of the warrants will be exercised.

         If some portion of the warrants are exercised, we intend to temporarily use a portion of the net proceeds from the exercise of the warrants to repay our line of credit due to a financial institution. See "Management's Discussion and Analysis or Plan of Operation" for a description of the terms of our current $3.5 million line of credit with a financial institution. While we are currently in good standing under the line of credit and therefore could expect to reborrow any amounts, if any, to be paid with the proceeds from the exercise of the warrants, there can be no assurance that we will be in good standing in the future if we were to seek to reborrow such proceeds.

         We may also use a portion of any net proceeds for acquisitions of businesses, products and technologies that are complementary to those of our business. At the present time, there are no material agreements or binding commitments relating to any acquisitions.

         Funds not utilized to temporarily repay our line of credit will be invested in short term interest bearing securities, government securities or money market funds pending their use as set forth above.

                          MARKET PRICES OF COMMON STOCK

          Our common stock and warrants have been quoted in the Nasdaq SmallCap Market under the symbols AESP and AESPW, respectively, since February 12, 1997. The following table sets forth the high and low bid prices for the common stock as reported by the Nasdaq SmallCap Market for the periods indicated.

                                     Common Stock               Warrants
                                    High        Low           High     Low
                                    ----        ---           ----     ---
Fiscal Year 1998
         1st Quarter               3  3/4     2  1/2            7/8      9/32
         2nd Quarter               4 11/16    3  1/16        1  1/4     11/32
         3rd Quarter               4  5/32    1  3/4            5/8      1/8
         4th Quarter               2  7/16    1  7/32           7/32     1/16

Fiscal Year 1999
         1st Quarter               2 11/16    1  5/16           9/32     1/16
         2nd Quarter               2  5/8     1 17/32          11/32     1/16
         3rd Quarter               3  7/16    2  1/16           7/16     5/32
         4th Quarter               2  5/8     1 17/32           3/8      1/16

Fiscal Year 2000
         1st Quarter               8  3/8     1  3/4         2  7/8      9/32
         2nd Quarter               3  1/4     1  3/4         1          11/32
         3rd Quarter (through      2  7/16    2                 3/8     11/32
         July 27, 2000)

         As of July 27, 2000, we believe that there were approximately 1,600 beneficial owners of our common stock.

         We have not paid any dividends during the last two fiscal years and we do not intend to pay any cash dividends on common stock for the foreseeable future. We intend to reinvest our earnings, if any, in the growth and expansion of our business. Other than limitations on our borrowing based upon a borrowing base formula and other limitations imposed upon us by our credit facility, there are no restrictions that limit our ability to pay dividends or that are likely to do so in the future.

                                 CAPITALIZATION

         The following table sets forth our capitalization, as of March 31, 2000 and as adjusted to reflect the exercise of the 920,000 outstanding warrants at an exercise price of $6.90 and the application of the net proceeds thereof as set forth in "Use of Proceeds." We do not know the timing of exercise of the warrants or whether all or any of the warrants will ever be exercised. The table should be read in conjunction with the Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                              March 31, 2000
                                                                (unaudited)
                                                           Actual        As adjusted
Debt:
  Note Payable - line of credit                         $  2,144,471     $          0
  Capital lease and other long term debt                     329,264          329,264
                                                        ------------     ------------
                                                           2,473,735          329,264
                                                        ------------     ------------
Shareholders' equity
  Preferred stock, $.001 par value; 1,000,000 shares
  authorized; none issued                                         --               --
  Common stock, $.001 par value; 20,000,000 shares
  authorized; issued:  3,340,921 shares at                     3,341            4,261
  March 31, 2000, 4,260,921 shares as adjusted
  Paid-in capital                                          9,951,094       15,928,174
  Deficit                                                 (2,934,529)      (2,934,529)
  Cumulative foreign currency translation adjustment        (565,395)        (565,395)
                                                        ------------     ------------
Total shareholders' equity                                 6,454,511       12,432,511
                                                        ------------     ------------
Total Capitalization                                    $  8,928,246     $ 12,761,775
                                                        ============     ============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Results of Operations

         Year Ended December 31, 1999 Compared to December 31, 1998

         For the year ended December 31, 1999, we had net sales of $26.5 million, an increase of $4.5 million, or 20.5% over net sales of $22.0 million for the year ended December 31, 1998. The increase in sales primarily resulted from increases in domestic sales for both original equipment manufacturer and retail products. Original equipment manufacturer sales were up $1.5 million or 61.1%, for the 1999 fiscal year compared to the 1998 fiscal year. Similarly, domestic networking sales increased by $0.9 million, or 14.2%, for 1999 compared to 1998. Our 1999 sales also benefited from sales by CCCI of $1.0 million. International sales increased $1.8 million, or 18.7%, from 1998 to 1999. Sales during 1999 and 1998 to our Russian distributor aggregated 9.4% and 9.2%, respectively, of net sales. Sales by the Company's Ukranian Operation were $1.3 million for 1999, compared to $200,000 for 1998. This business was acquired by the Company in October 1998 and therefore 1998 sales only included two months of operations.

         Our gross profit margin was 38.4% for the year ended December 31, 1999, compared to 37.9% for 1998. The primary reason for this change was the increase in domestic retail sales and international networking sales from period to period, partially offset by an increase in OEM sales. As we have previously stated, the mix of original equipment manufacturer and networking business in any particular period will impact (positively or negatively) the gross profit margin in that particular period. Generally, original equipment manufacturer business generates a lower margin than our networking or international business, but has considerably less overhead corresponding to the sale. The gross profit margin for 1998 was also negatively impacted by write-offs of approximately $659,000 of inventory which was custom made for the Company's Russian distributor. The gross profit margin was positively impacted during 1999 by sales of a substantial portion of this inventory to the Company's Russian distributor. The Company believes that this inventory was sold for less than its original cost.

         Selling, general, and administrative (SG&A) expenses decreased $2.4 million, or 20.8%, for 1999 compared to 1998. SG&A for 1998 included a one time write-off of $1.4 million of Russian receivables and $.5 million of receivables from the Company's Ukrainian distributor prior to the acquisition of such distributor in October 1998. No such write-off occurred in 1999. As a percentage of net sales, SG&A for the twelve months ended December 31, 1999 was 35.0%. Comparatively, selling, general, and administrative expenses for 1998 was 53.2% (44.6% without the write-offs).

         As a result of the aforementioned factors, income from operations for 1999 was $900,000, compared to a loss of $3.4 million for 1998. The Company had a loss from operations during the fourth quarter of 1999 of $244,000.

         Interest expense (other than on shareholders' convertible notes) increased by $39,000 from period to period. Exchange rates losses were $131,000 for 1999, compared with $143,000 exchange rate gain in 1998. Taxes for 1998 benefited from net operating loss carry backs arising as a result of our 1998 losses.

         Diluted earnings per share for the 1999 fiscal year were $0.10 per share, compared to a loss of $2.10 per diluted share for the 1998 fiscal year. Weighted average diluted shares outstanding were 4,026,796 for 1999, compared to 2,284,201 for 1998. Weighted average shares outstanding for 1999 compared to 1998 includes the 799,514 shares issued at December 31, 1998 in connection with the conversion of outstanding convertible debt. See Note 11 of Notes to Consolidated Financial Statements.

         Three months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

         For the three month period ended March 31, 2000, we had consolidated net sales of $6.7 million, an increase of $253,000, or 3.9%, over consolidated net sales of $6.4 million for the same period of 1999. A substantial portion of the increase is attributable to sales by CCCI, which was acquired in March 1999. Sales in 2000 were also impacted by exchange rates. While sales to our international customers were higher from period to period in the currency used in each of our European subsidiaries, these sales were lower in U.S. dollars based on exchange rate differences during the three months ended March 31, 2000 compared to exchange rate differences during the three months ended March 31, 1999.

         Our gross profit was $2.7 million for the quarter ended March 31, 2000, compared with $3.0 million for the comparable period of 1999. Gross profit margin was 40.5% for the 2000 first quarter, compared to a gross profit margin of 46.3% for the 1999 first quarter. Margins are expected to drop slightly in the future as we expand sales of networking products (active and passive products), which have lower gross profit margins but we believe provide a much larger potential for us to grow compared with PC connectivity products.

         SG&A expenses were $2.3 million for the quarter ended March 31, 2000, unchanged from SG&A expenses of $2.3 million for the comparable period of 1999.

         For the reasons set forth above, we reported income from operations of $390,000 for the quarter ended March 31, 2000, a decrease of $276,000 from income from operations of $666,000 for the comparable 1999 period.

         Interest expense was $53,000 for the quarter ended March 31, 2000, an increase from interest expense of $42,000 for the comparable period of 1999. This increase was attributed to increased cost of borrowing during the last year and additional interest paid for funds borrowed in connection with the acquisition of CCCI. The foreign currency losses during the period ended March 31,2000 was $21,000 compared to $65,000 for the 1999 period, which reflects the strength of the US dollar compared with European currencies. Effective tax rate changes from period to period occurred based upon the mix of income from the various subsidiaries of the Company during each period.

         At March 31, 2000, basic shares outstanding were 3,264,097, an increase of 4.9% over basic shares outstanding at March 31, 1999 of 3,111,408. The increase was due primarily to the issuance of 173,000 shares as result of exercised options, plus the issuance in March 1999 of 86,206 shares in conjunction with the acquisition of CCCI. Average diluted shares outstanding increased by 18.5% to 3,888,392 shares, from 3,282,439 shares, as additional options to purchase the Company's common stock became dilutive. Reflecting these increases in average basic and diluted shares, basic earnings per share were $.08 per share for the quarter ended March 31, 2000, compared to $.16 per share for the comparable period of 1999, and diluted earnings per share were $.06 per share for the quarter ended March 31, 2000, compared to $.15 per share for the comparable period in 1999.

Financial Condition, Liquidity and Capital Resources

         Historically, we have financed our operations primarily with cash flow from operations and with borrowings under our available credit lines. At March 31, 2000, our working capital was $5.3 million, and our current ratio was 1.76:1, compared to working capital of $4.7 million and a current ratio of 1.73:1 at December 31, 1999. At March 31, 2000, accounts receivable were $3.4 million, an increase of 11.6% over accounts receivable of $3.1 million at December 31, 1999. This increase was due to increased sales for the quarter ending March 31, 2000, offset in part by an increase in the allowance for doubtful accounts. At March 31, 2000, accounts payable and accrued expenses were $4.2 million, an increase of 33.2% from accounts payable and accrued expenses of $3.2 million at December 31, 1999. As of March 31, 2000, note payable, representing borrowings from a financial institution under our line of credit, was reduced to $2.1 million, from $2.4 million at December 31, 1999.

         For the quarter ended March 31, 2000, net cash generated by operations was $512,000, as our net income plus an increase in accounts payable and accrued expenses led to cash being generated, offset by increases in accounts receivable and inventories, and a decrease in income taxes payable and other liabilities. During the comparable period in 1999, net cash used in operations was $166,000, as our net income, plus decreases in accounts receivable and increases in income taxes payable and other liabilities were applied primarily to a reduction in accounts payable and accrued expenses.

         For the quarter ended March 31, 2000, net cash generated by financing activities was $44,000, reflecting $336,000 in proceeds from the sale of stock upon the exercise of stock options, offset by a reduction in borrowings of $292,000. During the 1999 period, net cash used in financing activities was $89,000, reflecting the payment of certain short term financial obligations and repayment of a bank overdraft.

         Net cash provided by investing activities in the 2000 first quarter included collection of loans from related parties of $207,000. In the 1999 first quarter, net cash from investing activities was primarily related to the acquisition of CCCI.

         Cash provided by operating activities for the year ended December 31, 1999 was $1.4 million, compared to cash used in operations of $1.1 million for 1998. The change from period to period results from the 1998 losses.

         Cash used in investing activities was $750,000 for 1999, compared to $300,000 for 1998. Included in investing activities for 1999 are loans to related parties of $449,000. These loans were made to various employees and former stockholders of the Company's Norwegian subsidiary. The current balance of the loans is approximately $257,000 and the loans are payable on December 31, 2000 with interest of 7% per annum.

         Cash provided by financing activities for the year ended December 31, 1998 was $2.4 million (primarily borrowings under the Company's line of credit), compared to cash used in financing activities during 1999 of $92,000.

         Working capital was $4.7 million at December 31, 1999, compared to $4.5 million at December 31, 1998. Accounts receivable were $3.1 million at December 31, 1999, compared to $3.0 million at December 31, 1998, reflecting better collection efforts during 1999. Inventory was $5.7 million at December 31, 1999, compared to $6.2 million at December 31, 1998. The decrease in inventory of $469,000 from period to period, despite substantially increased sales during 1999, reflects the results of our efforts to use our inventory more efficiently. The number turns of the inventory increased from 2.3 times in 1998 to 2.8 times in 1999.

         In September 1999, we obtained a $3.5 million line of credit from a financial institution. Borrowings available under the new line of credit, which matures on September 2, 2000, bear interest at the rate of prime plus one-quarter (.25) percent. Borrowings under the new line of credit are based on specific percentages of our U.S. receivables and inventories. The line of credit is secured by a lien on our assets, including our accounts receivable and inventories. The line of credit is also guaranteed by our principal stockholders, who have pledged the shares of our common stock which they own to secure their respective guarantees. Under the terms of the loan agreement relating to the new line of credit, we are required to comply with certain affirmative and negative covenants and to maintain certain financial benchmarks and ratios during future periods. As of December 31, 1999, we were out of compliance with one of those benchmarks, but the bank waived the non-monetary default arising as a result. As of March 31, 2000, we were in compliance with all of the aforementioned benchmarks and ratios. As of March 31, 2000, $2,144,000 was outstanding under the credit line and $451,000 was available for borrowing under the line of credit, based on applicable borrowing base formulas.

         We believe that the combination of our current working capital position, internally generated cash flow and its existing or a new line of credit will be sufficient to fund our operations for the balance of our fiscal year ending December 31, 2000. This is a projection, however, and there can be no assurance that our cash flow from operations and from available lines of credit will satisfy our working capital requirements. Additionally, while we expect that our credit facility will be renewed (or be replaced on similar terms) for another year, there can be no assurance that this will occur.

         We do not believe that inflation has had a significant effect on our operations during the last several years. We believe that we have historically been able to pass on increased costs of production to our customers. However, given the labor-intensive nature of our products and the fact that the majority of our production occurs in the Far East, we may not continue to be able to pass on such increased costs in the future.

         To date, inflation and seasonality have not had a material impact on our results of operations.

         We were not impacted by Year 2000 related problems in our operations, and we believe that our present computer systems are Y2K compliant.

                             DESCRIPTION OF BUSINESS

General

         We design, manufacture, market and distribute computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. We also assemble a very small percentage of our products at our North Miami facility and at our Communications Components Company, Inc., or CCCI, Facility. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We offer our products to a broad range of both original equipment manufacturers customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. We generally do not offer our products to end users.

History of the Company

         Advanced Electronic Support Products, Inc. is a Florida corporation incorporated in 1983. Our headquarters are located in North Miami, Florida and we have warehouse facilities in North Miami. Through AESP Computerzubehor GmbH, a German company and Advanced Electronic Supports Products Computertillbehor i Sweden Aktiebolag, a Swedish company, we established sales offices and warehouses in Germany and Sweden in 1987 and 1988, respectively.

         Until 1990, we primarily offered connectivity products for use with Apple computers. In 1991, we expanded our product base to include PC connectivity and general networking products. Since 1993, we have experienced significant sales growth in the United States, and, through AESP Germany and AESP Sweden, significant sales growth in Europe. In 1995, we began warehousing products in Germany to accommodate our growing product line and to better service our expanding base of European customers, including those in Eastern Europe.

         In February 1997, we completed our initial public offering and gained the listing of our common stock on the NASDAQ SmallCap Market. We used the net proceeds of the IPO to repay indebtedness, for product development and design, to increase our inventory to support customer requirements, to increase our sales force, to implement the "ISO 9002" standard, for advertising and marketing, for acquisitions and for working capital. Since the IPO, we have completed five acquisitions.

o In September, 1997, we acquired the assets of the networking division of Focus Enhancements, Inc. We now sell our networking products under the "Focus Networking" tradename to retail customers, primarily in the United States and Europe.

o        In November, 1997, we acquired Dataholding AS (now called Jotec/AESP
         AS), a distributor of connectivity and computer products headquartered in Oslo, Norway.

o During October 1998, we acquired AESP Ukraine, a distributor of our products located in the Ukraine.

o In March 1999, acquired the assets of Communications Components Company, Inc. (CCCI), which manufactures a line of network connectivity products and systems.

o On May 31, 2000, we acquired Lanse AS located in Oslo, Norway. Lanse manufactures and distributes networking hardware to the network installation industry in Norway and also holds exclusive rights in Norway for the Telesafe (TM) product line of passive networking products.

Networking and Computer Connectivity Industry Overview

         Information is proliferating worldwide, and demand for that information, by businesses, governments, universities and individuals, is likewise exploding, driven primarily by the exponential increase in use of the Internet for communications, information gathering and electronic commerce. Furthermore, as business becomes more complex and geographically diverse, the demand for information on which to base decision making, delivered to the "transaction point", wherever in the world that point might be, has fueled the proliferation of networks and computer connectivity systems.

         These trends have created an ever-increasing demand for bandwidth, to accommodate both the Internet and network traffic. However, the growth and technological advancement of the hardware backbone for networking and computer connectivity has simply not kept pace with that demand. The worldwide struggle to bring networking and computer connectivity hardware up to the level of demand represents a business opportunity for us, and our strategic objective is to become a leading manufacturer in the networking and computer connectivity equipment industry.

         The networking and computer connectivity market consists of two wholesale categories: manufacturers of computers and peripherals and distributors; and three retail categories, including retail stores, catalog companies and, most recently, web-based selling organizations. Our strategy is to market our products to all five of these potential customer groups.

         Manufacturers and distributors of networking and computer connectivity products range in size from channel dominant companies with annual sales of over $1 billion to independent or specialized distributors with annual sales of $1-3 million. Small distributors predominate the channel, reflecting both the specialized nature of technology and the variety of original equipment manufacturers and end-user customers for connectivity hardware.

         The networking and computer connectivity industry is characterized by rapid technological change. To maintain and enhance its competitive position, we must adapt to technological change, constantly upgrade and expand our product line, and eliminate obsolete products within that line. Thus, purchasing and inventory management are important determinants of our operating success.

         The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

         While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

Products and Services

         Our product line consists of two categories: networking and computer connectivity products.

         Networking products are products which connect a computer to another computer, a network server, the Internet, the public switched telephone network or another enterprise. Networking products are divided into two sub-categories: active and passive. Active networking products include interface cards, transceivers, hubs, routers and repeaters. Passive networking products include patch panels, patch cables and wallplates.

         Connectivity products are products which connect a computer to peripheral equipment, such as printers, external storage devices, scanners, facsimiles or communications devices. Connectivity products include cables, plugs and interface devices. Within the computer industry, the trend in connectivity equipment is toward the development of so-called universal interfaces, using USB, Firewire and SCSI standards. These universal interfaces allow many different devices, such as monitors, keyboards, printers and modems, to be connected using one universal interface per connection. Universal interfaces have the potential to replace a number of connectivity products currently marketed by us. However, we believe that future sales of universal interfaces have the potential to be equal to or greater than sales of the connectivity devices replaced by such interfaces.

         We are constantly expanding and changing our product line within the aforementioned categories to expand the total number of products we can offer customers, to attract new customers, to penetrate new geographic and vertical markets and to increase gross sales. By expanding our product line to include products for different voltages, frequencies and connection configurations, and warehousing these products near potential customers, we have successfully expanded our sales activities into a number of Western and Eastern European countries.

         In order to provide assistance to our customers and to be competitive with other companies in our industry, we offer our customers several services. These services include: price protection (where the customer is entitled to receive a lower price if we publish a lower price to a situated customer for the same product on its next semiannual pricing list); enhanced packaging; custom packaging; technical and design support (where the customer receives advice from us on which product or design specification is appropriate for a particular situation); assembly support (where customers rely on us to assemble the component parts the customer traditionally had done itself); training (where the customer receives training from us on the different capabilities and applications of our products); merchandising/display programs and quality control.

Manufacturing and Suppliers

         All our products have been manufactured to our specifications. Those specifications are derived either from specifications provided to us by our original equipment manufacturer customers or from industry standard specifications. Products we sell to our original equipment manufacturer customers are typically manufactured to the customer's unique specifications. Products we sell to our networking and connectivity customers are typically manufactured to industry standard specifications.

         We contract with manufacturers using two methodologies. Under the first methodology, typically used for the manufacture of custom designed products, we contract with a primary manufacturer (a/k/a an "assembler") and then direct that manufacturer to various component manufacturers with whom we also have contracted. The component manufacturers then supply components to the assembler, who is responsible for final manufacturing of the finished product. The value of this methodology to the manufacturing of custom designed products is that we can enforce our specifications at every step of the component manufacturing and final assembly process. Under the second methodology, typically used for the manufacture of industry standard specification products, we contract only with the primary manufacturer, which makes its own arrangements with component suppliers. We enforce our specifications on the primary manufacturer, which is responsible for the enforcement of our specifications on the component suppliers with whom it has contracted.

         Due to the high volume and labor intensive nature of manufacturing computer connectivity products, most of the products we sell are manufactured outside the United States in such countries as

Taiwan, the Peoples' Republic of China and Hong Kong. We utilize the services of an unaffiliated trading company in Taiwan which assists us in working with our suppliers in the Far East. We also assemble a small percentage of our products at our North Miami, Florida facility. Additionally, as a result of our recent acquisition of CCCI, we now manufacture connectivity products at its Broomall, Pennsylvania manufacturing facility.

         For the production of each specific type of product, we usually maintain an on-going relationship with several suppliers to insure against the possibility of problems with one supplier adversely impacting our business. For the production of original manufacturer products, we usually use a single supplier for each product, with other factories providing competitive price quotes and being available to supply the same product if a primary supplier fails to produce for reasons outside our control. However, we may not be able to easily replace a sole source of supply if required. In an effort to produce defect-free products and maintain good working relationships with our suppliers, we keep in contact with our suppliers, regularly inspecting the manufacturing facilities of the suppliers and implementing quality assurance programs in the supplier's factories.

         Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 40 suppliers. We have one supplier (located in China), which supplied 11.0% of our purchases during 1999. No other source of supply accounted for more than 10 percent of our purchases during 1999. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

Quality Control

         Our goal is to provide our customers with defect-free products. Working with our primary manufacturers and often with the manufacturers of the component parts, we have instituted quality control measures at five stages throughout the manufacturing process. At the first stage, we work with our primary manufacturers to institute a general quality control check upon the entry of the various component parts into the primary manufacturers' factory (a.k.a. the incoming inspection). At the second stage, the primary manufacturer checks to ensure that the contacts which are being fitted with connectors function properly. The third and fourth stages of quality control occur after each molding process, with the final product being subject to quality control upon shipment to us. The fifth and final stage of quality control occurs at one of our distribution warehouses (North Miami, Ukraine, Germany, Sweden and Norway). At this final stage of quality control, we test a certain percentage of each shipment of the products we receive to ensure the products meet our quality standards.

         In 1998, we were certified as being in compliance with the "ISO 9002" standard. The ISO 9002 standard is an international manufacturing standard which is becoming more prevalent across numerous industries. Almost all of our current suppliers are either ISO 9002 compliant or in the process of implementing ISO 9002 procedures.

Customer Base

         Our customer base is divided into two categories: original equipment manufacturers and resale customers. Original equipment manufacturer customers are generally manufacturers of computer-related audio-video equipment which use our products as part of their finished products. Resale customers are local and regional resellers, value-added resellers and distributors, educational institutions and catalog houses. Catalog houses constitute a large share of our U.S. retail sales. The resale mass merchandising market also represents a significant growth area for us. We do not sell our products directly to end-users.

         Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. In Europe, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers and web-based distributors. Accordingly, we are dependent on the continued viability and financial stability of our resale customers. Our resale customers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resale customers may not continue to purchase our products or provide us with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resale customers could have a material adverse effect on our results of operations.

         Sales to our exclusive distributor in Russia, AESP-Russia, amounted to 9.2% of our net sales for 1998 and 9.4% of our net sales for 1999. However, in August 1998, due to deteriorating economic conditions in Russia, AESP-Russia experienced a cessation of business volume. As a consequence, we elected, during our third fiscal quarter of 1998, to take a one-time charge of approximately $2.1 million, representing the write-off of inventory and accounts receivable relating to AESP-Russia. We are currently selling products to our Russian distributor on a paid-in-advance basis. In addition, during 1999, we recovered approximately $200,000 of the accounts receivable due from our Russian distributor which were written off during 1998.

         Our top 10 customers accounted for approximately 31%, 32% and 35%, respectively of our net sales for the years ended December 31, 1998 and 1999, and for the first quarter of 2000. No one customer accounted for more than 10% of net sales in 1998, 1999 or for the first quarter of 2000.

         We believe that due to the vagaries of the computer industry, it is likely that some customers who are significant customers in one period may become insignificant customers in future periods. The reduction in net sales attributable to our top ten customers from period to period reflects our attempts to diversify our customer base and reduce our dependence on any one set of customers. However, the loss of one or more significant customers could have a material adverse impact on our business and results of operations.

Marketing and Sales

         Our marketing and sales efforts are directed by our Sales and Marketing Department. The Marketing Department is responsible for, among other things, publishing our catalogs for each product line as well as the general company catalog, assisting our sales group in preparing for sales shows, advertising our products in industry publications, working with mail-order catalogs to prepare advertising space in such catalogs, and providing designs for packaging our products. The Sales Department is responsible for, among other things, contacting potential customers with information and prices for our products, following leads from trade shows, providing customer support and visiting customers on a regular basis. The Marketing Department is responsible for worldwide marketing while the Sales Department is divided in responsibility by geographic location.

         Original equipment manufacturer sales are handled by salespersons located in our headquarters in North Miami, Florida. All original equipment manufacturer customers receive their shipments from our North Miami warehouse. Networking and connectivity sales are generally handled from our headquarters in North Miami, Florida, from CCCI's facilities in Broomall, Pennsylvania, and from the German, Swedish, Ukrainian and Norwegian offices and warehouses.

Competition

     We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than ours. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins and prolonged price competition and would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Growth Strategy

         Our strategic objective is to become a leader in the computer and network connectivity equipment market, and to make the name "AESP" synonymous with state-of-the-art hardware in this segment.

         Networking and Connectivity Products & Original Equipment Manufacturer Customer Base

         We intend to increase our revenues and income in the networking and original equipment manufacturer markets by continuing to broaden our customer base in existing markets and by expanding into new markets. In order to increase national and international customer base, we intend to continue to market to large distributor catalog companies, to increase both our product line and inventory and to expand our sales reach in the US, Eastern and Western Europe and in the future into Latin America. To expand our original equipment manufacturer customer base, we intend to expand our business with computer product and networking hardware manufacturers, and to solicit manufacturers in other fast-growing vertical markets, such as networking, telecommunications, medical instrumentation and cable TV.

         Strategic Acquisitions

         The other element of our growth strategy is to acquire other companies, assets and/or product lines that will compliment or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base.

         Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to complete acquisitions may also be limited by certain restrictive covenants contained in our credit agreement. In addition, acquisitions involve risks that could adversely affect our operating results, including but not limited to the assimilation of personnel, inventory, product lines, customers and liabilities of the acquiree company; the effect of amortization of intangible assets, such as goodwill, on our earnings and the retention of key executives of the acquiree company. We may not be successful in consummating acquisitions on acceptable terms.

         Other than as required by our Articles of Incorporation, By-Laws, and applicable law, our shareholders are not entitled to vote on acquisitions, mergers or other business combinations.

Corporate Organization

         Our operations are divided into six departments: (1) the Sales and Marketing Department, (2) the International Sales Department (including sales offices in Sweden, Germany, Norway and Ukraine), (3) the Purchasing Department, (4) the Operations Department (including the MIS, shipping, warehouse and quality control and production groups), (5) the Finance/Accounting Department and (6) manufacturing/CCCI. The Sales and Marketing Department covers sales in Latin America, the United States and Canada. Account Managers and Customer Service Representatives service this department from our North Miami, Florida headquarters. The International Sales Department covers sales in Eastern and Western Europe, with offices in Sweden, Germany, the Ukraine and Norway, and an exclusive distributor in Russia.

Employees

         We currently employ 149 people at the following locations: Miami office- -59; Ukraine--37; Norway--20; CCCI--12; Sweden--11; and Germany--10. Company wide--33 employees work in administration/accounting, 12 employees work in purchasing, 49 employees work in sales and marketing, and 55 work in the operations department. None of our employees is covered by collective bargaining agreements. We believe that our relationship with our employees is good.

Government Regulation

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to networking and computer connectivity products.

Facilities

         The table set forth below identifies the principal properties we currently utilize. All properties are leased, are in good condition and are maintained on a regular basis and are adequate for our present requirements. RSB Holdings, Inc., a related party, owns the corporate headquarters, product assembly and central warehouse, and leases such properties to us. Under the terms of our credit agreement, RSB Holdings has executed landlord waivers, permitting the lender the priority right to enter our premises and seize collateral in the event of a default under the credit agreement. See Note 8 of Notes to Consolidated Financial Statements for information regarding the financial terms of our leases.

                                                                                              Approximate
Facility Description                                              Location                   Square Footage
----------------------------------------------------------------- -------------------------- --------------
Corporate Headquarters, Product Assembly and Central Warehouse    North Miami, FL                10,000

Warehouse                                                         North Miami, FL                20,000

Sales Office and Warehouse                                        Tierp, Sweden                   5,000

Sales Office and Warehouse                                        Oslo, Norway                   14,000

Sales Office and Warehouse                                        Sulzemoos, Germany              5,000

Bonded Warehouse                                                  Vinnitsa, Ukraine              10,000

Sales Office                                                      Vinnitsa, Ukraine              18,500

Sales Office and Manufacturing                                    Broomall, Pennsylvania          5,085

         We also utilize a bonded warehouse in Rotterdam, Netherlands and a third party warehouse in Miami, Florida. We pay rent for both of these warehouses based upon the number of pallets which we store in these facilities from time to time.

Legal Proceedings

         We are not a party to any material legal proceedings and, to the best of our information, knowledge and belief, none is contemplated or has been threatened.

                                   MANAGEMENT

         Our officers and directors are as follows:

Name                          Age  Title
----                          ---  -----
Slav Stein(1)                 55   President, Chief Executive Officer and
                                    Director
Roman Briskin(1)              50   Executive Vice President, Secretary/Treasurer
                                    and Director
Terrence R. Daidone(1)(2)(3)  40   Director
William B. Coldrick(2)(3)     58   Director
Leonard Sokolow               43   Director
Roy Rafalco                   45   Chief Financial Officer

(1)      Member of the Executive Committee.
(2)      Member of the Audit Committee.
(3)      Member of the Compensation Committee.

         Each of our directors currently holds office until his or her successor is elected and qualified. At present, our By-laws provide for not less than one director nor more than twelve directors. Currently, we have five directors. Our By-laws permit our Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of our Board of Directors. There are no family relationships among any of our officers or directors. Our officers devote their full time to our business.

         The principal occupation and business experience for each of our officers and directors for at least the last five years is as follows:

         Mr. Stein is one of our founders and has been employed by us in a senior executive capacity and has been one of our Directors since our formation in 1983. Mr. Stein has been the President, Chief Executive Officer and a Director of our company since our IPO. Mr. Stein is also one of our principal shareholders.

         Mr. Briskin has been one of our senior executive officers since 1984, a Director since 1992 and has served as Executive Vice President, Secretary/Treasurer and a Director of our company since the IPO. Mr. Briskin is also one of our principal shareholders.

         Mr. Daidone has served as one of our Directors since January 1997. Mr. Daidone has been Vice President of Sales and Marketing of Fugate and Associates, Inc./ERS Imaging Supplies, Inc., a private corporation engaged in the collection and distribution of empty printer cartridges, since January 1996. From 1993 to 1996, Mr. Daidone served as Director of Mass Merchant Operations with Nashua Corporation, a company engaged in the manufacturing of coated products.

         Mr. Coldrick has served as one of our Directors since June 1997. Mr. Coldrick is also a Director of Focus Enhancements, Inc., a Delaware corporation, where he has served since 1993. Mr. Coldrick is retired. Prior to his retirement, Mr. Coldrick served in various senior capacities with Apple Computer and Unisys Corporation. Mr. Coldrick currently acts as an investor in and a consultant to several companies.

         Mr. Sokolow has been a Director of our company since November 1999. Since November 1999, Mr. Sokolow has been CEO and Vice Chairman of vFinance.com, Inc. which is traded over the counter. Since September 1996, Mr. Sokolow has been the President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com.

Union Atlantic is a wholly owned subsidiary of vFinance.com. Since August 1993 Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business consulting firm. Mr. Sokolow was Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end management investment company, from August 1994 to December 1998. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc., a distributor of major brand name consumer electronics to Latin America.

          Mr. Rafalco joined the Company in May 2000. Prior to joining the Company, for more than the last five years Mr. Rafalco was the Chief Financial Officer of Top Speed Corporation, a wordwide publisher of Windows and Internet software development tools, and during his last year with that Company, Mr. Rafalco also served as that company's Chief Executive Officer.

Executive Compensation

         The following table shows remuneration paid or accrued by us during the year ended December 31, 1999 and for each of the two preceding years, to our Chief Executive Officer and to each of our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:


                                                             Long-Term Compensation
                                                     -------------------------------------
                                                              Awards
                                                     -----------------------                   All Other
     Name and          Year      Salary    Bonus      Restricted     Option/                 Compen-sation
Principal Position                 ($)     ($)(1)    Stock Awards    SARs(#)      Payments      (2)(3)
------------------   --------    ------    ------    ------------    -------      --------   -------------
Slav Stein             1999     $180,000   $31,814        -           25,000         -          $6,000
CEO                    1998      164,423         -        -          100,000         -           6,000
                       1997      149,723    62,516        -          180,250         -           6,000

Roman Briskin          1999     $180,000   $31,814        -           25,000         -          $6,000
Executive Vice         1998      164,423         -        -          100,000         -           6,000
President              1997      149,723    62,516        -          180,250         -           6,000

----------------------

(1) Bonus is based on a percentage of pre-tax income pursuant to current employment agreements.

(2) Does not include compensation paid to the executive to allow the executive in 1997 to pay taxes on our income incurred while we were an S corporation for federal income tax purposes and interest on promissory notes due to the executive from us, which notes were converted into shares of common stock effective December 31, 1998.

(3) Messrs. Stein and Briskin receive an automobile allowance of $6,000 per year pursuant to the terms of their employment agreements with us. Table excludes value of a $500,000 term life insurance policy which we purchase for the benefit of each of Messrs. Stein and Briskin.

Option Grants During Last Fiscal Year

         The following table sets forth information concerning options granted during the fiscal year ended December 31, 1999 to the persons named in the preceding summary compensation table under the caption "Executive Compensation":


                                          INDIVIDUAL GRANTS
                         --------------------------------------------------
                          Number of Securities           % of Total
                               Underlying           Options/SARS Granted         Exercise or
                              Options/SARS            to Employees in             Base Price             Expiration
                               Granted (#)              Fiscal Year                ($/Sh.)*                 Date
-----------------------  ----------------------- -------------------------- ----------------------  --------------------
NAME
-----------------------  ----------------------- -------------------------- ----------------------  --------------------
Slav Stein                       25,000                     17.4%                    2.13                11/22/2009
Roman Briskin                    25,000                     17.4%                    2.13                11/22/2009

Aggregate Option/SAR Exercised During Last Fiscal Year and Fiscal Year-end Option/SAR Values

         The following table sets forth information concerning the value of unexercised stock options at the end of the 1999 fiscal year for the persons named in the preceding summary compensation table under the caption "Executive Compensation":


                                                                                                                Value of
                                                                            Number of Securities            Unexercised In-
                                                                           Underlying Unexercised              The-Money
                                                                           Options/SARS at FY-End           Options/SARS at
                                                                                    (#)                        FY-End ($)
                                                                         --------------------------      ----------------------
                       Shares Acquired On                                                                     Exercisable/
      Name                Exercise (#)          Value Realized ($)        Exercisable/Unexercisable          Unexercisable*
-----------------     ---------------------     --------------------     --------------------------      ----------------------
Slav Stein                      -                         -                    200,000/205,250                32,000/32,840
Roman Briskin                   -                         -                    200,000/205,250                32,000/32,840

* Computed based upon the difference between the closing price of our common stock at December 31, 1999 ($1.66) and the exercise price of certain of the outstanding options. No value has been assigned to options which are not in the money.

         Director Compensation

         Those of our directors who are not our employees are annually granted options to purchase 25,000 shares of common stock at an option exercise price equal to the closing price of the common stock on the date of grant. These options vest immediately. Directors also receive $3,000 per year for service on the Board of Directors and on committees of the Board of Directors. Directors who are our employees receive no additional compensation for their service on the Board of Directors. All directors are also reimbursed for expenses incurred in attending Board meetings.

         Employment Agreements

         On February 19, 1997, Messrs. Stein and Briskin each entered into employment agreements with us. The term of such employment agreements (subject to earlier termination for cause) are for an initial period of five years and will thereafter continue for successive one-year terms unless canceled by either party. During the term of such employment agreements, Messrs. Stein and Briskin each receive a salary of $150,000 per year, which salary will increase annually by 10 percent of the prior year's salary plus the increase in the consumer price index, which annual increase may not, in any event, exceed 20 percent of the prior year's salary. In addition, Messrs. Stein and Briskin will each be entitled to receive an annual bonus equal to five percent of our pre-tax net income in each fiscal year. We provide each of Messrs. Stein and Briskin with an automobile allowance of $500 per month and a term life insurance policy in the amount of $500,000.

         In the event that during the term of such employment agreements there is a change of control of our company which has not been approved by our Board of Directors, Messrs. Stein and Briskin will have the option to terminate their employment with us within three months of the change of control and receive a lump sum payment of $750,000 each. In such event, all previously granted stock options would become automatically vested. If the Board of Directors approves a change of control, Messrs. Stein and Briskin may terminate their employment, but would only be entitled to receive a payment equal to the prior year's annual salary and to become automatically vested in a portion of their stock option equal to their percentage completion of the term of their employment agreement. For purposes of the employment agreements, a "change in control" is defined as an event that: (i) would be required to be reported in response to Item 6(e) of
Schedule 14(a) of Regulation 14A under the Exchange Act; or (ii) causes a person other than Messrs. Stein and Briskin to beneficially own more than 30 percent of our outstanding securities. As part of such employment agreements, each of Messrs. Stein and Briskin have agreed not to compete against us for a 12-month period following the termination of their employment with us for any reason other than a change in control without the approval of the Board of Directors.

Indemnification of Directors and Officers

         Pursuant to our Articles of Incorporation and By-laws, our officers and directors shall be indemnified by us to the fullest extent allowed under Florida law for claims brought against them in their capacities as officers and directors. Indemnification is allowed if the officer or director acts in good faith and, in the case of conduct in his official capacity, in a manner reasonably believed to be in the best interests of the company, or in all other cases, with a reasonable belief that his conduct was at least not opposed to our best interests. In the case of criminal proceedings, an officer or director should have no reasonable cause to believe his conduct was unlawful. Accordingly, it is possible that indemnification may occur for liabilities arising under the Securities Act. The underwriting agreement from our initial public offering also contains provisions under which we and our underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, our officers and our controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding our common stock owned as of June 15, 2000, by (i) each person who is known by us to own beneficially more than five percent of our common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group. We cannot assure the timing of exercise of the warrants or whether all or any of the warrants will be exercised.

                                                                       Beneficial Ownership
                                                                        of Common Stock (1)
Name of Beneficial Owner(1)                                          Shares            Percent
---------------------------                                          ------            -------
Slav Stein(2)                                                       1,056,007            26.9%
Roman Briskin(2)                                                    1,056,007            26.9%
Terrence R. Daidone(3)                                                105,000             2.8%
William B. Coldrick(3)                                                 87,000             2.3%
Leonard Sokolow(3)                                                     31,250                *
All directors and executive officers as a group (6 persons)(4)      2,341,264            53.1%

-------------------
*        Less than one percent.

(1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. The address for each beneficial owner is c/o Advanced Electronic Support Products, Inc., 1810 N.E. 144th Street, North Miami, Florida 33181.

(2) Includes options to purchase 250,000 shares of common stock issuable upon the exercise of vested stock options. Excludes unvested options to purchase 230,250 shares of common stock.

(3) Shares of common stock issuable upon the exercise of vested stock options.

(4) Includes vested stock options to purchase an aggregate of 729,917 shares of common stock.

                              CERTAIN TRANSACTIONS

         On July 15, 1996, we entered into a five year lease with RSB Holdings, Inc., a Florida corporation, pursuant to which we lease our corporate headquarters and warehouse in North Miami, Florida. We make annual payments under such lease in the amount of approximately $43,200. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding common stock of RSB Holdings, and are its sole officers and directors.

         Immediately prior to the effective date of the IPO (February 13, 1997), Messrs. Stein and Briskin, who owned all of the outstanding stock of AESP Computerzuberhor GmbH, a German company, and Advanced Electronic Support Products Computertillbehor i Sweden Aktiebolag, a Swedish company, contributed their interests in said corporations to AESP for no additional consideration.

         In February 1997, we issued two principal shareholders' notes, each in the amount of $869,562. The principal shareholders' notes bear interest at a rate of one percent over the prime rate, payable monthly. Principal and accrued but unpaid interest is due on February 19, 2005. The principal shareholders' notes were originally convertible into our common stock at a conversion price of $4.00 per share. In February and March 1997, we paid Messrs. Stein and Briskin $150,000 each as a prepayment of a portion of the principal shareholders' notes.

         Effective December 31, 1998, the principal shareholders' notes were converted into an aggregate of 799,514 shares of common stock. The conversion price was $1.80 per share. The conversion price was determined by the independent members of the Board, after negotiation with the principal shareholders and represented a 31% premium over the price of the common stock on the conversion date. The new conversion price, which amended the original conversion price, was agreed to in order to induce the holders of the notes to immediately convert the notes, thus saving us future interest on the notes and immediately increasing our net worth.

         In July 1995, US Advantage Corporation, a Florida corporation, loaned us $120,000, pursuant to a Demand Promissory Note, at an interest rate of 8.5 percent per annum. During 1997, we paid $125,350 to US Advantage in satisfaction of all the principal and a portion of the interest of the Demand Promissory Note. Messrs. Stein and Briskin each own 50 percent of the issued and outstanding capital stock of US Advantage. Approximately $33,000 of accrued but unpaid interest remains due and payable under this note.

         In September 1997, we purchased the assets of the networking division of Focus Enhancements, Inc. Mr. Coldrick, who serves as one of our Directors, also serves as a director on the Board of Directors of Focus.

         Mr. Sokolow, who serves as one of our Directors, is the President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries. Union Atlantic provides consulting services to us and is a wholly owned subsidiary of vFinance.com, of which Mr. Sokolow is also CEO and Vice Chairman.

         We believe that all the foregoing related-party transactions were on terms, as a whole, no less favorable to us than could reasonably be obtained from unaffiliated third parties. Since the IPO, all transactions with affiliates have been approved by a majority of our disinterested directors and on terms no less favorable to us than those that are generally available from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

Authorized Stock

         Our authorized capital consists of 20,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. None of the preferred stock is outstanding.

Common Stock

         Of our authorized common stock, 3,683,221 shares are issued and outstanding as of June 15, 2000. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

         Our shareholders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors,
(ii) are entitled to share ratably in all of our assets available for distribution to our shareholders upon liquidation, dissolution or winding up of our affairs, (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future, including voting, dividend, and liquidation rights.

         Our shareholders do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

         Each warrant entitles the holder thereof to purchase one share of common stock at a price equal to $6.90 (115% of the initial public offering price of our common stock through February 12, 2002). Each warrant is redeemable by us at a redemption price of $0.01 per warrant, at any time through February 12, 2002, upon 30 days' prior written notice to the holders thereof, if the average closing bid price of the common stock, as reported on the principal exchange on which the common stock is traded, equals or exceeds 175% of the price of the common stock per share for twenty consecutive trading days ending three days prior to the date of the notice of redemption. Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrants may not be exercised by the holders thereof and we will be precluded from redeeming the warrants. We may be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

         The number of shares of common stock that may be purchased is subject to adjustment upon the occurrence of certain events including a dividend distribution to our shareholders, or a subdivision, combination or reclassification of the outstanding shares of common stock.

         We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration of the date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period in accordance with the terms of our warrant agreement with the transfer agent if deemed appropriate by the Board of Directors.

         Any extension of the term and/or reduction of the exercise price of the warrants may be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 13E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. Other factors which the Board of Directors may consider in taking such action include the current market conditions, the price of the common stock and our need for additional capital.

Options and Convertible Securities Presently Outstanding

         The following options and convertible securities are currently outstanding: (i) options to purchase an aggregate 73,000 shares of common stock held by consultants; (ii) options to purchase an aggregate of 960,500 shares of common stock held by our principal shareholders; (iii) options to purchase 223,250 shares of common stock held by non-employee directors; and (iv) options to purchase an aggregate of 363,900 shares of common stock held by current and former employees.

Preferred Stock

         Our Board of Directors has the authority to issue 1,000,000 shares of preferred stock, $.001 par value, none of which is issued and outstanding, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series, and such other special rights and protective provisions with respect to any class or series as the Board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders. The issuance of preferred stock with voting or conversion rights may adversely affect the voting rights of the holders of common stock. We have no present plans to issue shares of preferred stock.

Transfer Agent and Registrar

         Our transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company located at 2 Broadway, New York, New York 10004.

Reports to Security holders

         We will furnish to our security holders annual reports containing audited financial statements. We may issue other unaudited interim reports to our security holders as we deem appropriate.

                              PLAN OF DISTRIBUTION

         We are offering the shares of common stock underlying the warrants upon the exercise of the warrants by the holders thereof. We have agreed, under certain circumstances, to pay the underwriters of the Company's initial public offering a solicitation fee equal to five percent of the aggregate exercise price of all of the warrants.

         Warrants may be exercised by surrendering the certificate evidencing such warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the warrant agent. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

         The holders of the shares underlying the Underwriters' Warrants may sell those shares from time to time in the public market.

                                  LEGAL MATTERS

         The validity of the common stock being offered hereby has been passed on for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               ADVANCED ELECTRONIC
                             SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                                    CONTENTS

                                                                                                         PAGE
                                                                                                         ----

Report of Independent Certified Public Accountants ...................................................... F-2

Consolidated Balance Sheet at December 31, 1999. ........................................................ F-3

Consolidated Statements of Operations for the Years Ended
         December 31, 1999 and 1998 ..................................................................... F-4

Consolidated Statements of Shareholders' Equity for the Years
         Ended December 31, 1999 and 1998 ............................................................... F-5

Consolidated Statements of Cash Flows for the Years
         Ended December 31, 1999 and 1998 ............................................................... F-6

Summary of Significant Accounting Policies .............................................................. F-8

Notes to Consolidated Financial Statements .............................................................. F-11

Condensed Consolidated Balance Sheets at December 31, 1999
         and March 31, 2000 (unaudited) ................................................................. F-25

Condensed Consolidated Statements of Income for the Three
         Months Ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited) ......................... F-26

Condensed Consolidated Statements of Shareholders' Equity
         at March 31, 2000 (unaudited) .................................................................. F-27

Condensed Consolidated Statements of Cash Flows for the Three
         Months Ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited) ......................... F-28

Notes to Condensed Consolidated Financial Statements (unaudited) ........................................ F-29

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Advanced Electronic Support Products, Inc.
North Miami, Florida

We have audited the accompanying consolidated balance sheet of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Electronic Support Products, Inc., and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the periods then ended in conformity with generally accepted accounting principles.

                                                      /s/ BDO Seidman, LLP
Miami, Florida
April 12, 2000

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEET

                                                                             DECEMBER
                                                                             31, 1999
                                                                           ------------
ASSETS (Note 3)
CURRENT ASSETS
   Cash                                                                    $  1,601,770
   Accounts receivable, net of $60,000 allowance for doubtful accounts        3,058,018
   Inventories                                                                5,688,914
   Income taxes receivable                                                       38,187
   Due from related parties (Note 6)                                            448,684
   Prepaid expenses and other current assets                                    170,591
---------------------------------------------------------------------------------------
Total current assets                                                         11,006,164
Property and equipment, net (Note 2)                                            492,208
Intangible assets net of $268,920 accumulated amortization (Note 1)             907,979
Deferred tax asset (Note 10)                                                     21,380
Other assets                                                                     60,435
---------------------------------------------------------------------------------------
                                                                           $ 12,488,166
---------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Line of Credit (Note 3)                                                 $  2,409,471
   Accounts payable                                                           2,382,798
   Accrued expenses                                                             778,431
   Income taxes                                                                 272,661
   Customer deposits and other                                                  381,675
   Current portion long-term debt (Note 3)                                      127,706
---------------------------------------------------------------------------------------
Total current liabilities                                                     6,352,742
Long-term debt (Note 3)                                                         228,758
---------------------------------------------------------------------------------------
Total liabilities                                                             6,581,500
---------------------------------------------------------------------------------------
Commitments (Notes 8 and 9)
---------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (Notes 11 and 13):
   Preferred stock, $.001 par value; 1,000,000 shares authorized; none
   issued                                                                            --
   Common Stock, $.001 par value; 20,000,000 shares authorized;
   3,233,921 shares issued and outstanding                                        3,234
   Additional paid-in capital                                                 9,615,501
   Deficit                                                                   (3,181,922)
   Cumulative foreign currency translation adjustment                          (530,147)
---------------------------------------------------------------------------------------
Total shareholder's equity                                                    5,906,666
---------------------------------------------------------------------------------------
                                                                           $ 12,488,166
---------------------------------------------------------------------------------------

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS


YEARS ENDED DECEMBER 31,                                                        1999              1998
----------------------------------------------------------------------------------------------------------
NET SALES (Notes 4 and 5)                                                    $ 26,466,271     $ 21,968,955
                                                                             ------------     ------------
OPERATING EXPENSES:
         Cost of sales (Note 4)                                                16,300,426       13,646,496
         Selling, general and administrative (Notes 4, 6, 8 and 9)              9,266,499       11,696,753
                                                                             ------------     ------------
Total operating expenses                                                       25,566,925       25,343,249
                                                                             ------------     ------------
INCOME (LOSS) FROM OPERATIONS                                                     899,346       (3,374,294)
OTHER EXPENSES:
         Interest, net                                                           (189,508)        (150,675)
         Interest - shareholders (Note 11)                                             --         (988,902)
         Other                                                                    (73,558)         (23,990)
                                                                             ------------     ------------
Income (loss) before income taxes                                                 636,280       (4,537,861)
Provision for income taxes (Note 10)                                              248,803          266,951
                                                                             ------------     ------------
NET INCOME (LOSS)                                                            $    387,477     $ (4,804,812)
==========================================================================================================
Earnings (loss) per common share (Note 12)                                   $        .12     $      (2.10)
Earnings (loss) per common share - assuming dilution (Note 12)                        .10            (2.10)
==========================================================================================================

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              CUMULATIVE
                                                                               FOREIGN
                                                ADDITIONAL     RETAINED        CURRENCY                          TOTAL
                                   COMMON        PAID-IN       EARNINGS      TRANSLATION      COMPREHENSIVE   SHAREHOLDERS'
                                   STOCK         CAPITAL       (DEFICIT)      ADJUSTMENT          INCOME         EQUITY
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1997                            $     2,283    $ 6,843,374    $ 1,235,413     $   (97,079)    $        --     $ 7,983,991

Conversion of convertible
debt (Note 11)                          799      2,290,528             --              --              --       2,291,327

Options issued in
connection with consulting
services                                 --        230,000             --              --              --         230,000

Net Loss
Other comprehensive income               --             --     (4,804,812)             --     $(4,804,812)     (4,804,812)

Foreign currency
translation adjustment                   --             --             --         (37,777)        (37,777)        (37,777)
                                                                                              -----------
                                                                                               (4,842,589)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1998                                  3,082      9,363,902     (3,569,399)       (134,856)             --       5,662,729

Issuance of common stock
in connection with
acquisition (Note 1)                     86        149,914             --              --              --         150,000

Issuance of common stock
in connection with
exercise of stock options
(Note 13)                                66        101,685             --              --              --         101,751

Net income                               --             --        387,477              --         387,477         387,477

Other comprehensive income:
  Foreign currency
  translation adjustment                 --             --             --        (395,291)       (395,291)       (395,291)
                                                                                              -----------
                                                                                                   (7,814)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
1999                            $     3,234    $ 9,615,501     (3,181,922)    $  (530,147)                    $ 5,906,666
=========================================================================================================================

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                             1999            1998
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
         Net income (loss)                                                        $   387,477     $(4,804,812)
         Adjustments to reconcile net income (loss) to net cash provided by
        (used in) operating activities, net of effect of acquisition (Note 1)
                  Provisions (recovery), net for losses on accounts receivable       (145,725)        185,441
                  Depreciation and amortization                                       388,720         166,348
                  Write-off  of Russian and Ukraine receivable                             --       1,952,389
                  Write-off of Russian inventory                                           --         659,085
                  Amortization of goodwill                                            131,816         126,804
                  Options granted in lieu of consulting fees                               --         230,000
                  Charge related to conversion of convertible debt                         --         852,202
                  Deferred income taxes                                               (72,169)        247,798
                  (Increase) decrease in:
                           Accounts receivable                                        514,670        (592,201)
                           Inventories                                                587,396        (691,020)
                           Prepaid expenses and other current assets                  (55,279)        233,050
                           Other assets                                                 8,716          (8,926)
                           Income tax receivables                                     270,665        (308,852)
                  Increase (decrease) in:
                           Accounts payable and accrued expenses                     (717,509)        436,205
                           Income taxes payable                                      (152,800)        189,936
                           Customer deposits and other                                286,371          68,034
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                 1,432,349      (1,058,519)
-------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
         Loan to related parties                                                     (448,684)             --
         Cash paid in acquisition, net of cash acquired                               (71,504)         18,701
         Additions to property equipment                                             (230,261)       (318,323)
-------------------------------------------------------------------------------------------------------------
Net cash (used) in investing activities                                              (750,449)       (299,622)
-------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
         Overdraft                                                                    (67,632)         67,632
         Net proceeds from (payments on) borrowings                                  (126,064)      2,311,356
         Net proceeds from exercise of stock options                                  101,751              --
-------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                   (91,945)      2,378,988
-------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                                  589,955       1,020,847
Effect of exchange rate changes on cash                                              (395,291)        (37,777)
Cash, at beginning of year                                                          1,407,106         424,036
-------------------------------------------------------------------------------------------------------------
CASH, AT END OF YEAR                                                              $ 1,601,770     $ 1,407,106
=============================================================================================================

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                 1999         1998
--------------------------------------------------------------------------------------------
SUPPLEMENTAL INFORMATION:
         Cash paid for:
                  Interest                                              244,011      280,078
                  Taxes                                                 490,492       77,016
--------------------------------------------------------------------------------------------
Non cash financing and investing activities:
Issuance of common stock for acquisition of net assets                  150,000           --
Acquisition of net assets (Note 1)                                      518,114      489,831
Conversion of convertible debt into common stock                             --    1,439,125
Non-cash charge associated with the conversion of convertible debt           --      852,202
Options granted in lieu of consulting fees                                   --      230,000

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS                 Advanced Electronic Support Products,
                                        Inc., (AESP) is primarily a wholesaler
                                        of computer cables and accessories whose customers are computer manufactures, dealers and retailers located in the U.S. and foreign markets. The Company grants credit to customers without collateral.

SUBSIDIARIES AND BASIS OF PRESENTATION  The Company's subsidiaries are based and operating in the United States, Sweden,
                                        Germany, Norway and Ukraine. The
                                        functional and reporting currency for
                                        statutory purposes is the United States
                                        Dollar, Swedish Krona, German Mark,
                                        Norwegian Krone and Ukraine Hryvna. The
                                        foreign financial statements have been
                                        translated to United States Dollars
                                        (U.S. $) using a methodology consistent
                                        with Statement of Financial Accounting
                                        Standards No. 52, Foreign Currency
                                        Translation. Assets and liabilities are
                                        translated to U.S. $ at the rate
                                        prevailing on the balance sheet dates
                                        and the statements of operations have
                                        been translated to U.S. $ using an
                                        average exchange rate for the applicable period. Results of this translation process are accumulated as a separate component of shareholders' equity. Exchange gains (losses), approximating ($131,000) and $143,000 for the years ended December 31, 1999 and 1998,
                                        respectively, are included in other
                                        income in the accompanying consolidated
                                        statements of operations.

PRINCIPLES OF CONSOLIDATION             The accompanying consolidated financial
                                        statements include the accounts of AESP
                                        and its subsidiaries (collectively, the
                                        "Company"). Intercompany transactions
                                        and balances have been eliminated in
                                        consolidation.

INVENTORIES                             Inventories consist of finished goods
                                        available for sale and are stated at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT                  Property and equipment is recorded at
                                        cost. Depreciation and amortization is
                                        computed by the straight line and
                                        accelerated methods based on the
                                        estimated useful lives of the related
                                        assets of 3 to 10 years. Leasehold
                                        improvements and capital leases are
                                        amortized over the shorter of the life
                                        of the asset or the lease.

REVENUE RECOGNITION                     Revenues are recognized at the time of
                                        shipment of the respective merchandise.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES                            The Company is subject to taxation in
                                        the United States, Germany, Sweden,
                                        Norway and Ukraine, and accordingly,
                                        calculates and reports the tax charges
                                        in accordance with applicable statutory
                                        regulations.

                                        For the purpose of these financial
                                        statements, the Company has adopted the
                                        provisions of Statement of Financial
                                        Accounting Standards (SFAS) No. 109,
                                        "Accounting for Income Taxes," for all
                                        periods presented. Under the asset and
                                        liability method of SFAS 109, deferred
                                        taxes are recognized for differences
                                        between financial statement and income
                                        tax bases of assets and liabilities.

USE OF ESTIMATES                        The preparation of the financial
                                        statements in conformity with generally
                                        accepted accounting principles requires
                                        management to make estimates and
                                        assumptions that affect the reported
                                        amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
                                        Actual results could differ from
                                        estimated amounts.

EARNINGS PER SHARE                      Basic earnings per share is computed on
                                        the basis of the weighted average number of common shares outstanding during each year. Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities outstanding.
                                        Dilutive securities having an
                                        antidilutive effect on diluted earnings
                                        per share are excluded from the
                                        calculations.

PREFERRED STOCK                         The Board of Directors of the Company is
                                        expressly authorized to provide for the
                                        issuance of the shares of preferred
                                        stock in one or more series of such
                                        stock, and by filing a certificate
                                        pursuant to applicable law of the State
                                        of Florida, to establish or change from
                                        time to time the number of shares to be
                                        included in each such series, and to fix the designations, powers, preferences and the relative participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTANGIBLE ASSETS                       Intangible assets, representing the
                                        excess of the cost over the net tangible and identifiable intangible assets of acquired businesses are stated at cost and are amortized on a straight-line basis, over the estimated future periods to be benefited (7-15 years). On an annual basis, the Company reviews the recoverability of intangible assets, based primarily upon an analysis of undiscounted cash flows from the acquired businesses.

                                        In the event the expected future net
                                        cash flows would become less than the
                                        carrying amount of the assets, an
                                        impairment loss would be recorded in the period such determination is made based on the fair value of the related businesses.

FUTURE ACCOUNTING PRONOUNCEMENTS        In June 1999, the Financial Accounting
                                        Standard Board issued SFAS No. 133,
                                        Accounting for Derivative Instruments
                                        and Hedging Activities. SFAS No. 133
                                        requires companies to recognize all
                                        derivatives contracts as either assets
                                        or liabilities in the balance sheet and
                                        to measure them at fair value. If
                                        certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                                        Historically, the Company has not
                                        entered into derivatives contracts
                                        either to hedge existing risks or for
                                        speculative purposes. Accordingly, the
                                        Company does not expect adoption of the
                                        new standard on January 1, 2001 to
                                        affect its financial statements.

RECLASSIFICATIONS                       Certain 1998 amounts have been
                                        reclassified to conform with the 1999
                                        presentation.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ACQUISITIONS                         On October 31, 1998, the Company
                                        acquired all the outstanding common
                                        stock of its Ukraine distributor. The
                                        purchase price of this acquisition was
                                        valued at approximately $490,000, the
                                        amount equal to the outstanding amount
                                        due from the distributor to the Company.
                                        Prior to October 31, 1998, the Company
                                        wrote-off approximately $530,000 due
                                        from it.

                                        In March 1999, the Company completed the acquisition of the assets of
                                        Communications Components Company, Inc.
                                        ("CCCI"), a manufacturer of network
                                        connectivity products and systems. The
                                        purchase price of $800,000 excluding
                                        acquisition costs of approximately
                                        $18,000, and the assumption of $341,000
                                        accounts payable and accrued expenses,
                                        was payable $350,000 in cash at closing, 86,206 shares of common stock of the Company (valued at $150,000, or $1.74 per share) and $300,000 payable with interest at 8% in annual installments over three years. In connection with the acquisition of CCCI, the Company recorded goodwill of approximately $391,000, which is being amortized over 15 years. The balance of the purchase price was allocated as follows:

                                        Cash                        $261,000
                                        Accounts receivable          389,000
                                        Inventory                    118,000
                                                                    --------
                                                                    $768,000

                                        These acquisitions were each accounted
                                        for under the purchase method, whereby
                                        the purchase prices were allocated to
                                        the underlying assets and liabilities
                                        based upon their estimated fair values.
                                        The accompanying statements of
                                        operations include the results of the
                                        businesses acquired from their
                                        respective dates of acquisition.

                                        The following unaudited pro forma
                                        information presents the results of
                                        operations of the Company as if the
                                        acquisitions had occurred on January 1,
                                        1998:

              YEARS ENDED DECEMBER 31,                 1999              1998
              ------------------------             ------------     -----------
              Net Sales                            $ 26,564,118     $23,859,570
              Net income (loss)                    $    398,764      (5,514,017)
              Net income (loss) per common share            .12           (2.32)
              Net income (loss) per common
                 share - assuming dilution         $        .10           (2.32)

                                        The unaudited pro forma information
                                        assumes the elimination of intercompany
                                        sales with the Ukraine distributor of
                                        approximately $792,000 for 1998.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. PROPERTY AND EQUIPMENT               Property and equipment consist of the
                                        following:

                                        DECEMBER 31,                      1999
                                                                       ---------
                                        Leasehold improvements        $  281,670
                                        Capital leases                   159,011
                                        Office equipment                 475,524
                                        Machinery and equipment          142,812
                                        Furniture and fixtures            19,550
                                        Vehicles                         104,937
                                                                       ---------
                                                                       1,183,504
                                        Less: accumulated depreciation
                                               and amortization          691,296
                                                                       ---------
                                                                        $492,208
                                                                       =========

3. LONG-TERM DEBT                       Long-term debt, comprising a line of
                                        credit, notes payable and capital
                                        leases, at December 31, 1999 is
                                        comprised of the following:

                                        Prime + .25% (9% at
                                        December 31, 1999)
                                        line of credit with
                                        a financial
                                        institution in the
                                        amount of $3,500,000,
                                        due September 2000,
                                        secured by all U.S.
                                        assets; guaranteed by
                                        the Company's
                                        principal shareholders.      $ 2,409,471

                                        9.5% capital lease,
                                        $3,346 monthly, net
                                        of interest in the
                                        amount of $31,874 at
                                        December 31, 1999 due
                                        April 2003                       117,072

                                        Note payable to
                                        shareholder of CCCI,
                                        interest at 8% a year,
                                        due April 2002                   239,392
                                                                    ------------
                                                                       2,765,935
                                        Less current portion           2,537,177
                                                                    ------------
                                                                    $    228,758
                                                                    ============

                                        The line of credit agreement requires
                                        the Company to comply with certain
                                        covenants including limitations on
                                        further borrowings and dividend
                                        payments. At December 31, 1999, the
                                        Company was in violation of certain of
                                        its annual financial covenants. In this
                                        connection, the lender waives the
                                        covenant violation for 1999.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. RUSSIAN WRITE-DOWN                   During the third quarter of 1998, the
                                        Company wrote-off approximately
                                        $1,400,000 related to a receivable from
                                        its distributor located in Russia. The
                                        Company took the write-down in the
                                        receivable as a result of the financial
                                        and economic conditions in Russia and
                                        the impact which it expected these
                                        conditions to have on its financial
                                        statements. In 1999, approximately
                                        $200,000 of previously written off
                                        receivables was recovered from this
                                        distributor and is included as a
                                        reduction of selling general and
                                        administrative expenses.

                                        Additionally, the Company wrote-off
                                        approximately $659,000 in specific
                                        inventory which is used predominantly by the Russian distributor. In 1999, a substantial amount of this inventory was sold which in management's estimate was, in the aggregate, less than original cost.

5. FOREIGN OPERATIONS

                                                  UNITED          WESTERN          EASTERN      ELIMINATION         TOTAL
                                                  STATES          EUROPE           EUROPE
Year ended December 31, 1999:
         Sales to unaffiliated customers       $ 14,895,055     $ 10,255,537    $  1,315,679    $         --     $ 26,466,271
         Transfers between geographic areas       4,574,920               --              --      (4,574,920)              --
                                               ------------------------------------------------------------------------------
         Total                                   19,469,975       10,255,537       1,315,679      (4,574,920)      26,466,271
                                               ------------------------------------------------------------------------------
         Operating income (loss)                   (100,149)         949,255         132,822         (82,582)         899,346
         Income (loss) before income taxes         (327,719)       1,090,513         144,224        (270,738)         636,280
         Identifiable assets                      9,418,737        4,683,933         295,507      (1,910,011)      12,488,166
Year ended December 31, 1998:
         Sales to unaffiliated customers         12,218,570        9,549,328         201,097              --       21,968,995
         Transfers between geographic areas       2,625,158               --              --      (2,625,158)
                                               ------------------------------------------------------------------------------
         Total                                   14,843,728        9,549,328         201,097      (2,625,158)      21,968,995
                                               ------------------------------------------------------------------------------
         Operating income (loss)                 (4,427,728)       1,043,437          50,213         (40,216)      (3,374,294)
         Income (loss) before income taxes       (5,705,169)       1,095,322          45,623          26,363       (4,537,861)
         Identifiable assets                      9,077,534        4,332,965         598,135      (1,593,730)      12,414,904

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        Identifiable assets are those assets,
                                        that are identified with the operations
                                        based in each geographic area. Foreign
                                        sales, including those of AESP, for the
                                        years ended December 31, 1999 and 1998
                                        approximated 56% and 60%, respectively,
                                        of consolidated revenues. The Company's
                                        operations, consisting of network and
                                        connectivity products, are handled by
                                        each of its subsidiaries operating in
                                        their respective countries. Accordingly, management has chosen to organize its segments on a geographic by geographic basis, whereby sales and related data is attributed to the AESP entity that generates such revenues. Segment information is presented above for each significant geographic region.

                                        The Company has one supplier located in
                                        China which supplied approximately 11%
                                        of 1999 purchases and 10% of 1998
                                        purchases.

6. RELATED PARTY TRANSACTIONS           During 1998, the Company repaid an 8.5%
                                        note payable to an entity owned by the
                                        principal shareholders, in the amount of $125,350, including interest.

                                        The Company incurred fees of $121,795 to a company partially owned by the former chairman and managing director of the Company's Norwegian subsidiary for consulting services during 1998. No such fees were incurred in 1999 as the agreement was terminated as of January 1, 1999.

                                        The Company incurred fees of $31,752 to
                                        a company partially owned by a member of the Board of the Company's Norwegian subsidiary for services provided in 1998.

                                        Due from related parties at December 31, 1999 comprises (i) $224,475 notes receivable from related parties of the Company's Norwegian subsidiary, due December 31, 2000 with interest at 7% a year and (ii) $224,209 due from the former chairman and managing director of the Company's Norwegian subsidiary, of which $192,052 was repaid in February 2000.

7. FINANCIAL INSTRUMENTS                The carrying amounts of financial
                                        instruments including accounts
                                        receivable, accounts payable and debt
                                        approximated fair value due to the
                                        relatively short maturity of each.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. COMMITMENTS                          The Company has entered into employment
                                        agreements, expiring in 2002, with its
                                        two principal shareholders which
                                        includes minimum annual compensation of
                                        $150,000 plus performance bonuses. The
                                        agreements provide for annual increases, as defined. In the event of a change in control of the Company (as defined) the shareholders may terminate their employment with the Company for a lump sum payment of $750,000 each. In addition, the Company provides them with an automobile allowance.

                                        The Company rents office space and
                                        warehouse under non-cancelable leases.
                                        The minimum future rental commitment for leases in effect at December 31, 1999, including leases to related parties, approximates the following:

                                        YEARS ENDING DECEMBER 31,

                                        2000                 $   164,000
                                        2001                     164,000
                                        2002                     157,000
                                        2003                     155,000
                                        2004                     155,000
                                                             -----------
                                                             $   795,000
                                                             ===========

                                        The Company leases, under a lease
                                        expiring in 2001, office and warehouse
                                        space from an entity owned by the
                                        principal shareholders of the Company at $3,600 per month. The mortgage on the property has been guaranteed by the Company. The balance outstanding on the mortgage at December 31, 1999 was approximately $203,000.

                                        Rent expense in 1999 and 1998 aggregated approximately $295,000 and $255,000, respectively, including $43,200 in each
                                        year to related parties.

                                        The company is liable under a patent
                                        license agreement, expiring in 2000,
                                        whereby it is required to pay a fee (as
                                        defined) for each product sold subject
                                        to the agreement. During 1999 and 1998,
                                        approximately $6,000 and $21,000,
                                        respectively, of royalties were
                                        incurred.

9. DEFERRED COMPENSATION PLAN           The Company has a defined contribution
                                        plan for its U.S. employees established
                                        pursuant to Section 401(k) of the
                                        Internal Revenue Code. Employees
                                        contribute to the plan a percentage of
                                        their salaries, subject to certain
                                        dollar limitations and the Company
                                        matches a portion of the employees'
                                        contributions. The Company's
                                        contributions to the plan for the years
                                        ended December 31, 1999 and 1998
                                        aggregated $16,952 and $21,545,
                                        respectively.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. INCOME TAXES                       The following are the components of
                                       income tax expense:

                    YEARS ENDED DECEMBER 31,   1999               1998
                    Current:
                      Federal                $      --         $(227,833)
                      State                         --           (40,223)
                      Foreign                  320,972           287,209
                                             ---------         ---------
                                               320,972            19,153
                                             ---------         ---------
                    Deferred:
                      Federal                       --           180,735
                      State                     (1,104)           30,938
                      Foreign                  (71,065)           36,125
                                             ---------         ---------
                                               (72,169)          247,798
                                             ---------         ---------
                    Total                    $ 248,803         $ 266,951
                                             =========         =========

                                        The Company intends to invest the
                                        undistributed earnings of the foreign
                                        subsidiaries in their respective
                                        countries. Accordingly, no provision for
                                        United States income taxes on
                                        undistributed earnings is required.

                                        The reconciliation of income tax
                                        computed at the United States federal
                                        statutory tax rate of 34% to income tax
                                        expense is as follows:

YEAR ENDED DECEMBER 31,                                  1999          1998
Tax (benefit) at the United States statutory rate    $   216,335   $(1,542,872)
State income tax (benefit), net of federal benefit          (729)       (6,128)
Differences in effective income tax rates of other
countries                                               (169,903)       64,584
Interest expense on convertible notes                         --       290,000
Other permanent differences, net                          15,927        14,500
Valuation allowance adjustment                           183,864     1,552,492
Other                                                      3,309      (105,625)
                                                     -----------   -----------
Total                                                $   248,803   $   266,951
                                                     ===========   ===========

                                        The provision for foreign income taxes
                                        relates to Norway, Sweden, Germany and
                                        Ukraine. The statutory tax rates in
                                        Norway, Sweden, Germany and Ukraine for
                                        1999 and 1998 range from 45% to 28%.

                                        Deferred income taxes reflect the net
                                        tax effect of temporary differences
                                        between carrying amounts of assets and
                                        liabilities for financial reporting
                                        purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 are as follows:

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               Deferred Tax Assets:
                        Allowance for doubtful accounts        $     22,578
                        Inventory                                   162,607
                        Net operating loss carry forward          1,408,022
                        Depreciation                                 46,905
                        Intangible assets                            49,395
                        Foreign tax assets                           21,380
                        Compensation related to options
                          granted for services                      161,809
                                                               ------------
                                                                  1,872,696
               Valuation allowance                               (1,851,316)
                                                               ------------
               Total deferred tax asset, net                   $     21,380
                                                               ============

                                        Realization of any portion of the
                                        Company's deferred tax asset at December
                                        31, 1999 is not considered to be more
                                        likely than not and accordingly a
                                        $1,851,316 valuation allowance has been
                                        provided.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. COMMON STOCK                        In connection with the initial public
                                        offering in 1997, the Company sold an
                                        aggregate of 920,000 redeemable common
                                        stock purchase warrants of the Company
                                        at $.125 per warrant. The warrants,
                                        which expire in February 2002, provide
                                        for the holders of such warrants to
                                        purchase shares of common stock of the
                                        Company at $6.90 a share. The Company
                                        issued an option to purchase 80,000
                                        shares of common stock of the Company at $7.80 per share to the underwriters, plus 80,000 warrants exercisable through
                                        February 13, 2002 at $.1625 per warrant.
                                        These warrants allow the holder to
                                        purchase an additional 80,000 shares
                                        of the Company's common stock at $6.90
                                        per share.

                                        In addition, the Company (i) made a
                                        distribution to its principal
                                        shareholders in the aggregate of
                                        $1,739,125, in the form of two seven
                                        year, prime + 1%, convertible (at $4.00
                                        per share) subordinated promissory notes payable and (ii) issued options, to each of its two principal shareholders, to purchase 180,250 shares of common stock at the initial public offering price of $6.00 per share (subsequently repriced in 1998 to $1.50 a share); such options are considered contingent options which vest and are exercisable seven years after the date of grant, with provision for earlier vesting based upon future earnings per share, net income or trading prices of the Company's common stock (all as defined).

                                        On December 31, 1998, the Board of
                                        Directors approved a reduction in the
                                        conversion price of the convertible debt from $4.00 to $1.80 per share, at which time, the two principal shareholders converted the convertible debt in the amount of $1,439,125 into 799,514 shares of common stock. In connection with the conversion of the debt, the Company recorded interest expense of approximately $852,000 related to the fair value of the shares received in excess of the shares issuable pursuant to the original conversion terms.

12. EARNINGS PER SHARE                  The following reconciles the components
                                        of the earnings per share (EPS)
                                        computation:

FOR THE YEAR ENDED DECEMBER 31                                   1999                                     1998

                                    Income         Shares      Per-share     Income          Shares      Per-share
                                  (Numerator)   (Denominator)    Amount    (Numerator)    (Denominator)    Amount
Earnings per common share

  Net income (loss) available to
  common shareholders             $   387,477      3,173,699    $   .12    $(4,804,812)      2,284,201    $  (2.10)

Effect of Dilutive Securities:
  Stock Options                            --        853,099                        --              --
                                  --------------------------------------------------------------------------------
Net income available to common
shareholders plus assumed
conversions                       $   387,477      4,026,798    $   .10    $(4,804,812)      2,284,201    $  (2.10)
                                  ================================================================================

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        Options to purchase 90,000 shares of
                                        common stock at $3.69 per share,
                                        respectively, were outstanding during
                                        1999, but not included in the
                                        computation of diluted EPS as the
                                        options were anti-dilutive.

                                        Options to purchase 1,001,600 shares,
                                        63,000 shares and 90,000 shares of
                                        common stock at $1.50, $2.13 and $3.69
                                        per share, respectively, were
                                        outstanding during 1998, but not
                                        included in the computation of diluted
                                        EPS as the options were anti-dilutive.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. STOCK OPTIONS                       At December 31, 1999, the Company has a
                                        fixed stock option plan and non-plan
                                        options which are described below. The
                                        Company applies APB Opinion 25,
                                        ACCOUNTING FOR STOCK ISSUED TO
                                        EMPLOYEES, and related interpretations
                                        in accounting for employee stock
                                        options. Under APB Opinion 25, because
                                        the exercise price of the Company's
                                        employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized.

                                        In 1997, the Company granted a
                                        consultant a seven year option to
                                        purchase 63,000 shares of its common
                                        stock, at $4.00 a share with respect to
                                        23,000 shares and $6.00 a share with
                                        respect to 40,000 shares. In 1998, the
                                        options were repriced to $2.13 a share
                                        and, accordingly, the Company recorded a $104,000 charge to consulting fees with a corresponding credit to additional paid in capital.

                                        In 1997, the Company granted 120,000
                                        options, exercisable at $3.69 per share, to a consultant. In 1998, options for 30,000 shares were forfeited. In connection with the remaining terms of the agreement, the Company recorded a charge to consulting fees with a corresponding credit to additional paid in capital in the amount of $54,300.

                                        During 1998, the Company granted options to purchase 75,000 shares of common stock at an exercise price of $1.50 a share to its directors. Accordingly, the Company has taken charge in the amount of $33,500 to advisory fees and a corresponding credit to additional paid in capital. Additionally, certain options to directors, issued in 1997, were repriced from $5.88 to $1.50 a share. In connection with this repricing, the Company has recorded advisory fees in the amount of $31,440 with a corresponding credit to additional paid in capital.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        During 1999, the company granted options to purchase 75,000 shares and 6,250 shares of its common stock at an exercise price of $1.63 and $2.13, respectively, a share to its directors.

                                        The fair value of the foregoing options
                                        to consultants and directors was
                                        determined based on the Black Scholes
                                        method.

                                        Pursuant to the Plan, the Company may
                                        grant incentive stock options and
                                        nonqualified stock options. The exercise price of options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted is required to be at least equal to the per share fair market value of the common stock on the date of the grant. Options granted have maximum terms of not more than 10 years and are not transferable. Incentive stock options granted to an individual owning more than 10 percent of the total combined voting power of all classes of stock issued by the Company must be equal to 110 percent of the fair market value of the shares issuable on the date of the grant; such options are not exercisable more than five years after the grant date.

                                        Generally, options are exercisable
                                        one-third upon grant, one-third on the
                                        first anniversary of such grant and the
                                        final one-third on the second
                                        anniversary of such grant. However,
                                        options granted under the Plan shall
                                        become immediately exercisable if the
                                        holder of such option is terminated by
                                        the Company or is no longer a director
                                        of the Company, as the case may be, and
                                        subsequent to certain events which are
                                        deemed to be a "change in control" of
                                        the Company.

                                        Incentive stock options granted under
                                        the Plan are subject to the restriction
                                        that the aggregate fair market value
                                        (determined as of the date of grant) of
                                        options which first become exercisable
                                        in any calendar year cannot exceed
                                        $100,000.

                                        The Plan provides for adjustments in the number and type of shares covered by the Plan and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        In 1998, the Company granted a total of
                                        66,400 options to employees. These
                                        options vest one-third upon the date of
                                        the grant and one-third each upon the
                                        next two anniversaries of the date of
                                        the grant, which options are exercisable at $1.50 per share. Further, during 1998, the two principal shareholders received 200,000 options at an exercise price of $1.50.

                                        In 1997, the Company granted a total of
                                        36,000 options to directors. The options vest over three years and were exercisable at $5.88. Additionally, 10,200 options were issued to employees. These options vest one-third each upon the next two anniversaries of the date of grant, which options were exercisable at $3.50 per share. Further, during 1997, the two principal shareholders received 360,500 contingent options. The above options were repriced in 1998 to $1.50 a share.

                                        In 1999, 80,200 and 13,600 options were
                                        issued to employees. These options vest
                                        one-third upon the date of grant and
                                        one-third each upon the next two
                                        anniversaries of the date of grant,
                                        which options were exercisable at $1.63
                                        and $2.13, respectively, per share.
                                        Further, during 1999, the two principal
                                        shareholders received 50,000 options at
                                        an exercise price of $2.13 a share.

                                        FASB Statement 123, "ACCOUNTING FOR
                                        STOCK-BASED COMPENSATION," requires the
                                        Company to provide pro forma information regarding net income and net income per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1999: no dividend yield percent; expected volatility of 54.2%; risk-free interest rates of approximately 6.5%, and expected lives from 5 to 9 years for the non-plan options. The following assumptions are used for grants in 1998: no dividend yield percent; expected volatility of 93.2%; risk-free interest rates of 6.5% and expected lives of 5 to 9 years for the non-plan options.

                                        Under the accounting provisions of FASB
                                        Statements 123, the Company's pro forma
                                        net income and earning per share would
                                        have been as follows:

YEAR ENDED DECEMBER 31                              1999              1998
                                                 -----------     -------------
Net income (loss)
         As reported                             $   387,477     $  (4,804,812)
         Pro forma                                  (102,523)       (5,204,504)

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31                              1999              1998
                                                 -----------     -------------
Net income (loss) per common share
         As reported                             $       .12     $       (2.10)
         Pro forma                                      (.03)            (2.28)

Net income (loss) per common share - diluted:

         As reported                             $       .10     $       (2.10)
         Pro forma                                      (.03)            (2.28)


                                        A summary of the status of the Company's fixed stock option plan and non-plan options as of December 31, 1999 and 1998, and changes during the years then ended is presented below:

                                            DECEMBER 31, 1999       DECEMBER 31, 1998

                                                        Weighted-              Weighted-
                                                         Average                Average
                                                        Exercise                Exercise
                                            Shares       Price      Shares        Price
                                          -----------------------------------------------
Outstanding at beginning of year           1,154,600     $   1.71    849,700     $   5.41
Granted                                      225,050         1.78    341,400         1.50
Exercised                                    (66,000)        1.54         --           --
Forfeited                                    (18,600)        1.61    (36,500)        3.16
                                          -----------------------------------------------
Outstanding at end of year                 1,295,050     $   1.72  1,154,600     $   1.71
                                          ===============================================
Options exercisable at year-end              833,716     $   1.84    540,599     $   2.54
                                          ===============================================
Weighted-average fair value of options
granted during the year                                  $   1.26                $   1.34

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        The following table summarizes
                                        information about fixed stock options
                                        and non-plan options outstanding at
                                        December 31, 1999:

  Weighted-Average         Number        Weighted Average   Weighted Average        Number        Weighted-Average
   Exercise Price      Exercisable at        Remaining       Exercise Price     Exercisable at     Exercise Price
                          12/31/99       Contractual Life                          12/31/99

     $1.50-3.69          1,295,050              7.4              $ 1.72            833,716             $1.84

                                      ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                                                AND SUBSIDIARIES

                                           CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                 March 31,       December 31,
                                                                                   2000              1999
                                                                                ------------     ------------
                                                                                (Unaudited)
ASSETS
CURRENT
  Cash                                                                          $  2,327,378     $  1,601,770
  Accounts receivable, net of allowance for doubtful accounts of $160,373 at       3,412,597        3,058,018
    March 31, 2000 and $60,000 at December 31, 1999
  Inventories                                                                      5,981,005        5,688,914
  Income tax receivable                                                               39,573           38,187
  Due from related parties                                                           241,707          448,684
  Prepaid expenses and other current assets                                          287,401          170,591
                                                                                ------------     ------------
TOTAL CURRENT ASSETS                                                              12,289,661       11,006,164
PROPERTY AND EQUIPMENT, NET                                                          449,369          492,208
INTANGIBLE ASSETS, NET                                                               860,424          907,979
DEFERRED TAX ASSET                                                                    23,624           21,380
OTHER ASSETS                                                                          60,415           60,435
                                                                                ------------     ------------
TOTAL ASSETS                                                                    $ 13,683,493     $ 12,488,166
                                                                                ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Note payable                                                                  $  2,144,471     $  2,409,471
  Accounts payable                                                                 3,198,331        2,382,798
  Accrued expenses                                                                 1,011,705          778,431
  Income taxes payable                                                               215,069          272,661
  Customer deposits and other                                                        330,142          381,675
  Current portion of long term debt                                                   99,128          127,706
                                                                                ------------     ------------
Total current liabilities                                                          6,998,846        6,352,742
LONG TERM LIABILITIES                                                                230,136          228,758
                                                                                ------------     ------------
TOTAL LIABILITIES                                                                  7,228,982        6,581,500
                                                                                ------------     ------------
SHAREHOLDERS' EQUITY
  Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued              --               --

  Common stock, $.001 par value; 20,000,000 shares authorized; issued:
  3,340,921 at March 31, 2000 and 3,233,921 at December 31, 1999                       3,341            3,234

  Paid-in capital                                                                  9,951,094        9,615,501

  Deficit                                                                         (2,934,529)      (3,181,922)

  Cumulative foreign currency translation adjustment                                (565,395)        (530,147)
                                                                                ------------     ------------
TOTAL SHAREHOLDERS' EQUITY                                                         6,454,511        5,906,666
                                                                                ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 13,683,493     $ 12,488,166
                                                                                ============     ============

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                    Three Months Ended
                                                          March 31,
                                                ---------------------------
                                                    2000            1999
                                                -----------     -----------
NET SALES                                       $ 6,698,759     $ 6,445,688
                                                -----------     -----------
OPERATING EXPENSES:

   Cost of sales                                  3,986,747       3,460,656
   Selling, general and administrative expenses   2,321,650       2,318,955
                                                -----------     -----------
Total operating expenses                          6,308,397       5,779,611
                                                -----------     -----------
INCOME FROM OPERATIONS                              390,362         666,077
Other income (expenses):

   Interest, net                                    (53,313)        (42,366)
   Other                                             45,961         (32,047)
                                                -----------     -----------
INCOME BEFORE INCOME TAXES                          383,010         591,664
Provision for income taxes                          135,617         108,700
                                                -----------     -----------
NET INCOME                                      $   247,393     $   482,964
                                                ===========     ===========
Net income per common share - basic             $       .08     $       .16
                                                ===========     ===========
Net income per common share - diluted           $       .06     $       .15
                                                ===========     ===========

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                         Cumulative
                                                                          Foreign
                                                                          Currency                         Total
                                 Common     Paid-In                      Translation    Comprehensive   Shareholders'
                                  Stock     Capital       Deficit        Adjustment        Income          Equity
                                  ------  -----------   ------------     ----------       --------       ----------
Balance at January 1, 2000        $3,234  $ 9,615,501   $ (3,181,922)    $ (530,147)      $     --       $5,906,666

Net Income                                                   247,393                       247,393          247,393

Issuance of common stock in
connection with exercise of
stock options                        107      335,593                                                       335,700

Foreign currency
translation adjustment                                                      (35,248)       (35,248)         (35,248)
                                                                                          --------
                                                                                          $212,145
                                  ------  -----------   ------------     ----------       ========       ----------
Balance at March 31, 2000         $3,341   $9,951,094   $ (2,934,529)    $ (565,395)                     $6,454,511
                                  ------  -----------   ------------     ----------                      ----------

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                THREE MONTHS ENDED MARCH 31,                                            2000            1999
OPERATING ACTIVITIES:
   Net income                                                                       $   247,393     $   482,964
   Adjustments to reconcile net income to net cash used in operating activities:
   Provision for losses on accounts receivable                                          100,373          19,413
   Depreciation and amortization                                                         91,688          62,626
   (Increase) decrease, net of business acquired:
      Accounts receivable                                                              (454,952)        336,135
      Inventories                                                                      (292,091)         31,892
      Income tax receivable                                                              (1,386)        (89,212)
      Prepaid expenses and other current assets                                        (116,810)       (104,417)
      Deferred tax asset                                                                 (2,244)         28,409
      Other assets                                                                           20          (4,778)
   Increase (decrease) in:
      Accounts payable and accrued expenses                                           1,048,807      (1,310,528)
      Income taxes payable                                                              (57,592)        261,389
      Other liabilities                                                                 (51,533)         93,884
      Deferred tax liability                                                                 --          26,684
                                                                                    -----------     -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                     511,673        (165,539)
                                                                                    -----------     -----------
INVESTING ACTIVITIES:
   Cash from acquisition                                                                     --         339,812
   Additions to property and equipment                                                   (1,294)         (3,290)
   Acquisition of business                                                                   --        (299,451)
   Collection of loans due from related parties                                         206,977              --
                                                                                    -----------     -----------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                               205,683          37,071
                                                                                    -----------     -----------
FINANCING ACTIVITIES:
   Net proceeds (payments) on borrowings                                               (292,200)        (21,252)
   Eliminate overdraft                                                                       --         (67,632)
   Proceeds from exercise of stock options                                              335,700              --
                                                                                    -----------     -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                      43,500         (88,884)
                                                                                    -----------     -----------
NET INCREASE (DECREASE) IN CASH                                                         760,856        (217,352)
   Effect of exchange rate changes in cash                                              (35,248)         24,788
CASH, AT BEGINNING OF YEAR                                                            1,601,770       1,407,106
                                                                                    -----------     -----------
CASH, AT END OF PERIOD                                                              $ 2,327,378     $ 1,214,542
                                                                                    -----------     -----------
Supplemental information:
   Cash paid for:
      Interest                                                                      $    62,134     $    46,194
      Taxes                                                                         $   189,578     $        --

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements, summary of accounting policies and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

2. ACQUISITION

In March 1999, the Company completed the acquisition of the assets of Communications Components Company, Inc. ("CCCI"), a manufacturer of network connectivity products and systems. The purchase price of $800,000 excluding acquisition costs of approximately $18,000, and the assumption of $341,000 accounts payable and accrued expenses, was payable $350,000 in cash at closing, 86,206 shares of common stock of the Company (valued at $150,000, or $1.74 per share) and $300,000 payable with interest at 8% in annual installments over three years. In connection with the acquisition of CCCI, the Company recorded goodwill of approximately $391,000, which is being amortized over 15 years. The balance of the purchase price was allocated as follows:

              Cash                           $261,000

              Accounts receivable             389,000

              Inventory                       118,000
                                             --------
                                             $768,000
                                             ========

This acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based upon their estimated fair values. The accompanying condensed consolidated statements of income include the results of the business acquired from its respective date of acquisition.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had occurred on January 1, 1999:

             THREE MONTHS ENDED MARCH 31,          1999
-----------------------------------------     -------------
Net sales                                     $ 6,677,305
Net income                                        505,403
Net income per common share - basis                   .16
Net income per common share - diluted                 .15

3. EARNINGS PER SHARE

The following reconciles the components of the earnings per share (EPS) computation:

FOR THE THREE MONTHS
ENDED MARCH 31,                                    2000                                      1999
-------------------------------------------------------------------------------------------------------------------
                                   Income          Shares      Per-Share     Income         Shares       Per-Share
                                 (Numerator)   (Denominator)     Amount    (Numerator)   (Denominator)    Amount
-------------------------------------------------------------------------------------------------------------------
Earnings per common share
Net income available to common
Shareholders                         $247,393       3,264,097       $0.08      $482,964       3,111,408      $0.16

Effect of Dilutive Securities:
Options to
purchase shares of common stock                       624,295                                   171,031
-------------------------------------------------------------------------------------------------------------------
Net income available to common
Shareholders plus assumed
conversions                          $247,393       3,888,392       $0.06      $482,964       3,282,439      $0.15
-------------------------------------------------------------------------------------------------------------------

For the three months ended March 31, 2000 and 1999, the average number of options that are considered dilutive are 624,295 and 171,031, respectively.

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Options to purchase 10,000 shares of common stock at $3.69 per share were outstanding during 2000, but not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares. The options which expire in 2007 were outstanding at March 31, 2000.

Options to purchase 63,000 shares and 90,000 shares of common stock at $2.13 and $3.69 per share, respectively, were outstanding during 1999, but not included in the computation of diluted EPS as the options' exercise price was greater than the average market price of the common shares.

4. SUBSEQUENT EVENTS

On May 12, 2000 the Board of Directors granted a total of 342,000 options to purchase shares of the Company's common stock, at an exercise price per share of $1.75 (fair market value on the date of grant), to officers, directors and employees of the Company. The options expire in 10 years and vest over a three year period, except for awards to outside directors totaling 90,000 options which vested on May 12, 2000. Messrs Stein and Briskin, the Company's principal shareholders, each received 75,000 options, of which 50,000 each vested May 12, 2000 and 25,000 each will vest in September 2000.

On May 31, 2000, the Company's subsidiary, AESP/Jotec AS acquired the stock of Lanse AS, located in Oslo, Norway, for a combination of stock (296,000 shares) and cash, aggregating approximately $1.2 million. Lanse AS manufactures and distributes networking hardware to the network installation industry in Norway.

5. RECLASSIFICATION

Certain 1999 amounts have been reclassified for comparative purposes.

                               -------------------

                   Advanced Electronic Support Products, Inc.

                         920,000 Shares of Common Stock
                          Underlying 920,000 Redeemable
                         Common Stock Purchase Warrants

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                  July 28, 2000

                                -----------------